As filed with the Securities and Exchange Commission on August 9, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PetroQuest Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1311	72-1440714
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
(337) 232-7028
PetroQuest Energy, L.L.C.
(Exact name of registrant as specified in its charter)

Louisiana	1311	72-1292439
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
(337) 232-7028
(Address, including zip code, and telephone number,
including area code, of registrants’ principal executive offices)

Charles T. Goodson
Chairman, President and Chief Executive Officer
PetroQuest Energy, Inc.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
(337) 232-7028
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Daniel G. Fournerat
Senior Vice President, General Counsel and Secretary
PetroQuest Energy, Inc.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
Telephone: (337) 232-7028
Telecopy: (337) 232-0044	Robert G. Reedy Porter & Hedges, L.L.P. 1000 Main, 36th Floor Houston, Texas 77002 Telephone: (713) 226-6674 Telecopy: (713) 226-6274

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(1)	Offering Price	Fee

10 3/8% Senior Notes due 2012	$150,000,000	100%	$150,000,000	$17,655

Guarantees by certain of PetroQuest Energy Inc.’s subsidiaries	—	—	—	(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2)	Pursuant to Rule 457(n) no separate fee for the guarantees is payable because the guarantees relate to other securities that are being registered concurrently.

     The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS
      The following subsidiaries of PetroQuest Energy, Inc. and PetroQuest Energy, L.L.C. are co-registrants under this registration statement.

	Jurisdiction of	I.R.S. Employer
	Incorporation or	Identification
Name	Organization	Number

Pittrans, Inc.	Oklahoma	73-1461747
TDC Energy LLC	Louisiana	30-0297129

*	The address for each of the co-registrants is c/o PetroQuest Energy, Inc., 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508, Telephone: (337) 232-7028.
      The name and address, including zip code, of the agent for service for each of the co-registrants is Charles T. Goodson, Chairman, President and Chief Executive Officer of PetroQuest Energy, Inc., 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508. The telephone number, including area code, of the agent for service for each of the co-registrants is (337) 232-7028.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 9, 2005
PROSPECTUS
PetroQuest Energy, Inc.
PetroQuest Energy, L.L.C.
Offer to Exchange Registered
$150,000,000 of 10 3/8% Senior Notes due 2012
for All Outstanding Unregistered
$150,000,000 of 10 3/8% Senior Notes due 2012
Terms of the Exchange Offer

•	We are offering to exchange up to $150,000,000 of our outstanding 10 3/8% Senior Notes due 2012 for new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended. We do not currently intend to extend the exchange offer.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.
Terms of the New 10 3/8% Senior Notes due 2012 Offered in the Exchange Offer
Maturity

•	The new notes will mature on May 15, 2012.
Interest

•	Interest will accrue on the new notes from May 11, 2005 and will be payable semi-annually, on each May 15 and November 15, commencing November 15, 2005.
Redemption

•	At any time prior to May 15, 2008 the Issuers may redeem up to 35% of the aggregate principal amount of the new notes with the net cash proceeds of certain equity offerings at a redemption price of 110.375% of the principal amount of the notes plus any accrued and unpaid interest, if any, to the redemption date.

•	On or after May 15, 2009, we may redeem all or a portion of the new notes at the redemption prices listed in “Description of the New Notes — Optional Redemption.”
Change of Control

•	If we experience a change of control (as defined under “Description of the New Notes — Change of Control”), we must offer to repurchase the new notes at a price equal to 101% of the principal amount of the new notes, plus accrued and unpaid interest, if any, to the date of repurchase.
Ranking

•	The new notes are unsecured. The new notes rank effectively junior to all of our existing and future secured debt to the extent of the value of the assets securing such debt, equally in right of payment to any existing and future senior unsecured debt, and senior in right of payment to all of our existing and future subordinated debt. Additionally, the guarantees of the new notes by our subsidiaries will rank equally to all of such guarantor subsidiaries’ existing and future senior unsecured debt and will effectively be subordinated to all secured debt of the subsidiary guarantors to the extent of the assets securing such debt.

      PLEASE READ “RISK FACTORS” ON PAGE 13 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

      This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this prospectus. See “Where You Can Find More Information” beginning on page 87. This information is available to holders of the outstanding notes without charge upon written or oral request directed to PetroQuest Energy, Inc., Attention: Daniel G. Fournerat, Senior Vice President, General Counsel and Secretary, 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508, Telephone: (337) 232-7028. To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than                     , 2005, which is five days before the exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005.

Page

PROSPECTUS SUMMARY	1
RISK FACTORS	13
THE EXCHANGE OFFER	25
RATIO OF EARNINGS TO FIXED CHARGES	34
USE OF PROCEEDS	35
DESCRIPTION OF THE NEW NOTES	36
REGISTRATION RIGHTS AGREEMENTS	80
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	83
PLAN OF DISTRIBUTION	87
LEGAL MATTERS	88
EXPERTS	88
WHERE YOU CAN FIND MORE INFORMATION	89
FORWARD-LOOKING STATEMENTS	89
GLOSSARY OF TERMS	91
Opinion of Porter & Hedges, L.L.P.
Opinion of Porter & Hedges, L.L.P.
Computation of Ratios of Earnings to Fixed Charges
Subsidiaries of the Company
Consent of Ernst & Young, LLP, Houston, Texas
Consent of Ryder Scott Company, L.P.
Statement of Eligibility on Form T-1
Form of Letter to Depository Trust Company
Form of Letter to Clients
Form of Notice of Guaranteed Delivery
Form of Letter of Transmittal
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. PetroQuest has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

PROSPECTUS SUMMARY
      The following summary contains information about us and the exchange offer. It does not contain all of the information that you should consider in making your investment decision. For a more complete understanding of us and this exchange offer, you should read and consider carefully all of the information in this prospectus, particularly the information set forth under “Risk Factors” beginning on page 13. We have provided definitions for some of the oil and natural gas terms used in this prospectus in the “Glossary of Terms” included in this prospectus. The term “Issuers” refers to PetroQuest Energy, Inc. and PetroQuest Energy, L.L.C., the co-obligors on the outstanding notes and the new notes. In this prospectus, when we use the terms “PetroQuest,” “we,” the “Company,” “our,” or “us,” we mean PetroQuest Energy, Inc. and its consolidated subsidiaries unless otherwise indicated or the context requires otherwise.
About PetroQuest Energy, Inc.
      PetroQuest Energy, Inc. is an independent oil and gas company with operations in the Gulf Coast Basin, Texas and Oklahoma. We seek to increase our proved reserves, production, cash flow and earnings at low finding and development costs through a balanced mix of exploration, development and acquisition activities. We were successful in 2004 in improving our operating and financial results compared to the prior year. From 2003 to 2004, we increased proved reserves by 22%, production by 47%, cash flow from operating activities by 106% and net income by 349%. We recently completed the acquisition of TDC Energy LLC, or TDC, and certain oil and gas assets and related gas gathering assets located in the Arkoma Basin of Oklahoma (collectively, the “Acquisitions”), which combined would have added approximately 17 Bcfe to our year-end 2004 proved reserves. The term “Acquisitions” as used in this prospectus does not include the July 13, 2005 acquisition of additional interests in the producing properties located in the Arkoma Basin for an adjusted purchase price of approximately $3.6 million. Pro forma data in this prospectus do not include the pro forma effect of such acquisition on our reserve or production data. At December 31, 2004, pro forma for the Acquisitions, we had estimated proved reserves of 118.4 Bcfe with a PV-10 value of $374.6 million. Of these pro forma reserves, 70% are proved developed and 79% are natural gas or gas products.
      From the commencement of our operations in 1985 through 2002, we focused exclusively in the Gulf Coast Basin with onshore properties principally in southern Louisiana and offshore properties in the shallow Gulf of Mexico Shelf. Beginning in 2003, we began diversifying our reserves and production with longer life onshore properties in Texas and Oklahoma, and we enhanced our risk management policies by reducing our average working interest in projects, shifting capital to higher success rate onshore wells and minimizing the risks associated with individual wells by expanding our drilling program. In particular, in 2003 we acquired properties in the Southeast Carthage Field in East Texas with 29 Bcfe of proved reserves. In 2004, we entered the Arkoma Basin in Oklahoma by building an acreage position, drilling wells and acquiring 10.5 Bcfe of proved reserves. To complement these transactions, we added personnel with expertise and knowledge specific to these regions dedicated to evaluating and exploiting these properties. As of December 31, 2004, 44% of our reserves, pro forma for the Acquisitions, were in longer life onshore assets. We intend to increase our longer life reserve base to lengthen our average reserve life. The following table summarizes our current properties by region, pro forma for the Acquisitions, as of December 31, 2004:

	Estimated Proved Reserves				PV-10

	Gas (MMcfe)	Oil (Mbbls)	Total (MMcfe)	% of Reserves	Value	% Value

					($ in millions)
Gulf Coast Basin	42,312	3,947	65,994	56%	$279.0	74%
Mid-Continent Region(1)	51,714	111	52,380	44%	95.6	26%

Total	94,026	4,058	118,374	100%	$374.6	100%

(1)	Represents acreage in East Texas and Oklahoma.

Recent Events
Recent Acquisitions of Oklahoma Assets
      In April 2005, we entered into four purchase and sale agreements to acquire various assets from Staab Holdings, L.L.C., MAKO Resources, LLC and Golden Gas Service Company for a gross purchase price of approximately $28.0 million in cash. The assets are located primarily in Pittsburg and Haskell Counties in Oklahoma and include gas properties with approximately 6.7 Bcfe of proved reserves (61% proved developed producing and 100% natural gas) as of the effective dates of each of the agreements, and five natural gas gathering systems (representing over 50 total line miles) with a combined daily capacity of approximately 7 MMcf and current daily throughput of approximately 5.4 MMcf. The assets also include over 8,900 acres of net leasehold in approximately 190 sections of land, and include approximately 400 existing wells with more than 250 identified development drilling locations.
      On May 11, 2005, we closed two of four purchase and sale agreements relating to gas properties and gas gathering systems located in Oklahoma for an aggregate purchase price of $5.9 million. On July 1, 2005, we closed the remaining two purchase and sale agreements for an adjusted purchase price of $23.2 million. On July 13, 2005, we acquired additional working interests in producing properties located in Oklahoma. This acquisition increased interests that were previously acquired by a proportionate 20% for an adjusted purchase price of approximately $3.6 million.
Recent Acquisition of TDC Energy LLC
      On April 12, 2005, pursuant to the terms of a merger agreement, we acquired all of the outstanding membership interests of TDC, an oil and gas exploration company with 12 producing fields and 19 wells in the Gulf of Mexico Shelf. TDC’s oil and gas properties had an estimated 10.5 Bcfe of proved reserves (80% natural gas) as of December 31, 2004, and consist of 84,000 acres with estimated first quarter production of approximately 8.5 MMcfe per day.
      Under the terms of the merger agreement, TDC was merged with and into one of our wholly-owned subsidiaries, with our subsidiary surviving the merger. At the effective time of the merger, all of the membership interests of TDC issued and outstanding immediately prior to the effective time were converted into the right to receive an aggregate purchase price consisting of $273,720 in cash and 146,226 shares of our common stock.
      At the closing of the merger, we granted to the members of TDC a net profits interest in the oil, natural gas and other minerals produced from the oil and natural gas properties of TDC. Payment of the net profits interest commences after the cumulative production from such properties after April 12, 2005 equals 10 Bcfe. We also repaid TDC’s indebtedness to MBL utilizing funds from our bank credit facility, and issued 500,000 shares of our common stock to MBL in exchange for the assignment by Macquarie to us of an overriding royalty interest in the oil, natural gas and other minerals produced from the oil and natural gas properties of TDC.
      The shares of our common stock issued to the members of TDC and to MBL are registered for resale under a currently effective registration statement. We agreed to keep the registration statement effective until the earlier of two years after the closing date or the date on which all shares registered thereunder may be resold under Rule 144(k) promulgated under the Securities Act. PetroQuest and each of the members of TDC and MBL also agreed to indemnify each other for liabilities arising in connection with the sale of securities under the registration statement.
Recent Drilling Results
      On August 2, 2005, we disclosed certain 2005 drilling results and provided updated production guidance for the third quarter and full year of 2005. We announced a 100% success rate in drilling and completing three wells in the Southeast Carthage Field and 13 wells in the Arkoma Basin during the second quarter of 2005. We expect third quarter 2005 net production to average 49-53 MMcfe per day.
Company Strengths
      Successful Drilling History. We follow a disciplined, formal process prior to drilling any wells, which requires stringent geological and financial analysis and an agreement on the level of participation we are willing to accept on each project. Balancing our higher risk, shorter life offshore reserves with lower risk, longer life onshore reserves has increased our drilling success. Since January 2003, when we enhanced our risk management policies and began to diversify into longer life basins, we have achieved a 93% success rate drilling 76 total wells, of which 38 were exploratory and 38 were development.
      Large Inventory of Drilling Prospects. We have developed a significant inventory of future drilling locations in targeted areas. We have identified approximately 137 proved undeveloped drilling locations and over 300 potential locations that create additional reserve growth opportunities. Many of the locations are step-out or extension wells from existing production, which we consider to be lower risk. We expect to identify additional prospects as we continue to evaluate our geoscience and technical information. We expect to spend approximately $90 to $100 million in our 2005 drilling program, excluding the Acquisitions.
      Successful, Disciplined Acquisition Program. We have successfully increased our reserves and production by completing attractive acquisitions in negotiated transactions. We typically target offshore properties that we believe are underexploited and have significant upside potential, and we often target onshore properties that may benefit from the introduction of technologies such as horizontal drilling and fracture stimulations. Our acquisition strategy has been to minimize our participation in broad auctions against larger acquisition-oriented oil and gas companies in favor of directly negotiating with small independent operators.
      Operational Control. In 2004, we operated approximately 65% of our proved reserves, and managed drilling and completion activities with respect to an additional 27% of our proved reserves. We prefer to retain operating control over our prospects rather than owning non-operated interests. As the operator, we can more efficiently manage our operating costs, capital expenditures, and the timing and method of development of our properties. Our significant operational control and expertise provide us with cost and competitive advantages that lower both our finding and development costs and production expenses.
      Experienced Management and Technical Teams and Incentivized Workforce. Our senior management team has an average of over 24 years of experience in acquiring, developing and operating oil and gas properties. We employ 12 technical professionals, including geophysicists, geologists, petroleum engineers, and production and reservoir engineers who have an average of 20 years of experience in their technical fields. Management and directors own approximately 13% of our outstanding common stock, and substantially all employees own common stock or options.
Business Strategy
      Concentrate in Core Operating Areas and Build Scale. We plan to continue focusing our operations in the Gulf Coast Basin, East Texas and Arkoma Basin, and to continue to build scale, particularly in the longer life onshore regions, through drilling and complementary acquisition activities. Operating in concentrated areas helps us to better control our overhead by enabling us to manage a greater amount of acreage with fewer employees and minimize incremental costs of increased drilling and production. We have substantial geological and reservoir data, operating experience and partner relationships in these regions, which we believe provides us with a significant competitive advantage. We also believe that the existing infrastructure and favorable geologic conditions with multiple known oil and gas producing reservoirs in these regions will allow us to achieve attractive financial results.
      Pursue Balanced Growth and Portfolio Mix. We plan to pursue a risk-balanced approach to the growth and stability of our reserves, production, cash flows and earnings. We intend to engage in lower risk development and exploitation activities, higher risk and higher impact exploration activities and acquisitions. Pro forma for the Acquisitions at December 31, 2004, approximately 44% of our reserves were located in longer life onshore regions such as East Texas and Arkoma and 56% were located in shorter life, high flow rate assets in the Gulf Coast Basin. We will continue to seek opportunities to achieve a balance between our longer life onshore reserves and our shorter life Gulf Coast reserves.
      Manage Our Risk Exposure. We plan to continue several programs to mitigate our operating risks. Since 2003, we have aligned the working interest we are willing to hold based on the risk level and cost exposure of each project. Our industry partners often agree to pay a disproportionate share of drilling costs relative to their interests, allowing us to allocate our capital spending to maximize our return and reduce the inherent risk in exploration, exploitation and development activities. For example, we typically reduce our working interest on higher risk exploration projects while retaining greater working interests in lower risk development projects. We also retain operating control of the majority of our properties to control costs and timing of expenditures. In addition, we expect to continue to actively hedge a significant portion of our future planned production to mitigate the impact of commodity price fluctuations and achieve more predictable cash flows.
      Target Underexploited Properties with Substantial Opportunity for Upside. We plan to continue using a rigorous prospect selection process that enables us to leverage our operating and technical experience in our core operating regions. We intend to target properties with an established production history that may benefit from the latest exploration, drilling, fracturing and operating techniques to more efficiently find, produce and develop oil and gas reserves. In addition, we plan to continue targeting properties with existing infrastructure that provide additional acreage for future development and exploitation opportunities.
      Maintain Our Financial Flexibility. We intend to maintain a disciplined approach to financial management and a strong capital structure to execute our business plan. Historically, key components of our financial discipline have typically included funding expected exploration and development activities with cash flows from operations, establishing appropriate leverage ratios given the volatility of commodity prices, maintaining an active commodity hedging program and accessing the equity capital markets as appropriate. After giving effect to the notes offering, at June 30, 2005 our net debt comprised approximately 34% of our net capitalization. From 1998 to 2004, our highest net debt to net capitalization ratio was 38% in 2001. No amounts are currently outstanding under our bank credit facility, which has a borrowing base of $25.0 million. We may also consider opportunistically disposing of producing properties to provide capital for higher potential exploration and development properties that are more important to our long-term growth.

Summary Reserves and Operating Data
      The following table presents certain information with respect to our estimated proved oil and gas reserves and additional production and operating data as of and for the periods presented. Our December 31, 2002, 2003 and 2004 estimates of proved reserves are based on reserve reports prepared by Ryder Scott Company, L.P., independent petroleum engineers. Our pro forma 2004 estimates of oil and natural gas reserves include estimates after giving effect to the Acquisitions as of December 31, 2004 and have been prepared by our internal petroleum and geological engineers. There are numerous uncertainties inherent in estimating quantities of proved oil, natural gas and NGL reserves. Please read “Risk Factors,” “Business” and Note 10 of the notes to our consolidated financial statements, incorporated by reference in this prospectus.

	As of and for the Year Ended December 31,

	Pro Forma
	2004	2004	2003	2002

Estimated Proved Oil and Gas Reserves:
Oil reserves (Mbbls)
Proved developed	3,328	2,984	3,446	4,201
Proved undeveloped	730	730	799	1,057

Total	4,058	3,714	4,245	5,258
Natural gas and NGL reserves (MMcfe)
Proved developed	63,156	50,809	34,655	17,409
Proved undeveloped	30,870	28,260	23,138	19,728

Total	94,026	79,069	57,793	37,137
Total proved reserves (MMcfe)	118,374	101,353	83,263	68,685
PV-10 value (in thousands):
Proved developed	$284,348	$240,408	$155,213	$118,360
Proved undeveloped	90,219	85,859	59,152	47,688

PV-10 value	$374,567	$326,267	$214,365	$166,048
Prices used in calculating end of year proved reserves:
Oil (per Bbl)	$43.71	$43.85	$32.24	$30.44
Natural gas (per Mcfe)	5.83	5.82	5.59	4.79
Other reserve data:
Natural gas as percent of total proved reserve quantities	79%	78%	69%	54%
Proved developed reserves as percent of total proved reserves	70%	68%	66%	62%

	As of and for the
	Six Months		As of and for the
	Ended June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

Production:
Oil (Mbbl)	399	425	818	745	929
Natural gas and NGL (MMcfe)	5,502	4,322	9,305	5,193	7,765
Total (MMcfe)	7,893	6,869	14,216	9,660	13,340
Average Price:
Oil (per Bbl)	$44.21	$33.71	$35.31	$28.47	$25.07
Natural gas (per Mcf)	6.19	5.84	5.99	5.14	3.20
Total (per Mcfe)	6.54	5.76	5.95	4.96	3.61
Selected Data (per Mcfe):
Lease operating expenses	$1.12	$0.80	$0.93	$0.98	$0.75
Production taxes	0.14	0.13	0.11	0.09	0.05
Depreciation, depletion and amortization	2.54	2.49	2.49	2.81	2.11
General and administrative expenses(1)	0.44	0.46	0.44	0.46	0.38

(1)	Excludes capitalized amounts.

Corporate Information
      PetroQuest Energy, Inc. is a Delaware corporation formed in 1998 whose stock is listed on The Nasdaq National Market under the symbol “PQUE.” Our principal executive offices are located at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508. Our telephone number is (337) 232-7028.
The Exchange Offer
      On May 11, 2005 and June 17, 2005, we completed the private offerings of the outstanding notes. We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.
      In connection with the sale of the outstanding notes, we entered into a registration rights agreements with the initial purchasers of the outstanding notes. We agreed to use our reasonable best efforts to have the registration statement of which this prospectus is a part declared effective by the SEC by November 7, 2005 and to complete the exchange offer as soon as practicable after the registration statement has been delivered effective. In the exchange offer, you are entitled to exchange your outstanding notes for new notes with substantially identical terms, except that the existing transfer restrictions will be removed. This prospectus and the accompanying documents contain detailed information about us, the new notes and the exchange offer. Please read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Exchange Offer	We are offering to issue to you new registered 10 3/8% senior notes due 2012 without transfer restrictions or registration rights in exchange for your outstanding unregistered 10 3/8% senior notes due 2012.

Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on , 2005, unless we decide to extend it.

Conditions to the Exchange Offer	We will not be required to accept outstanding notes for exchange if the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC or if any action or proceeding has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered. The exchange offer is subject to customary conditions, which we may waive in our sole discretion. If we waive a condition, we will waive it for all holders. Please read the section “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal that we are providing with this prospectus and mail or deliver the letter of transmittal, together with your outstanding notes, to the exchange agent prior to the expiration date. If your outstanding notes are held through The Depository Trust Company, or DTC, you may deliver your outstanding notes by book-entry transfer.

In the alternative, if your outstanding notes are held through DTC and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal as though you had signed the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, that:

• any new notes you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or the new notes;

• you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

• if you are a broker-dealer, you will receive new notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

• if you are a broker-dealer, you did not purchase the outstanding notes to be exchanged for the new notes from us; and

• you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Please see “The Exchange Offer — Procedures for Tendering — Your Representations to Us.”

Withdrawal Rights	You may withdraw outstanding notes that have been tendered at any time prior to the expiration date by sending a written or facsimile withdrawal notice to the exchange agent.

Procedures for Beneficial Owners	Only a registered holder of the outstanding notes may tender in the exchange offer. If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should promptly contact the registered holder and instruct it to tender the outstanding notes on your behalf.

If you wish to tender your outstanding notes on your own behalf, you must either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your outstanding notes. The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and cannot comply before the expiration date with the requirement to deliver the letter of transmittal and notes or use the applicable procedures under the automated tender offer program of DTC, you must tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery

Procedures.” If you tender using the guaranteed delivery procedures, the exchange agent must receive the properly completed and executed letter of transmittal or facsimile thereof, together with your outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal, within three business days after the expiration date.

Consequences of Failure to Exchange Your Notes	If you do not exchange your outstanding notes in the exchange offer, the existing transfer restrictions will remain in effect and you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer or as specified in the registration rights agreements, we are not obligated to, nor do we currently anticipate that we will register the outstanding notes under the Securities Act.

The tender of outstanding notes under the exchange offer will reduce the outstanding aggregate principal amount of the outstanding notes.

This may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold due to a reduction in liquidity.

See “The Exchange Offer — Consequences of Failure to Exchange.”

Certain U.S. Federal Income Tax Considerations	The exchange of new notes for outstanding notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of new notes in the exchange offer.

Plan of Distribution	All broker-dealers who receive new notes in the exchange offer have a prospectus delivery obligation.

Based on SEC no action letters, broker-dealers who acquired the outstanding notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resales of the new notes. We have agreed to make this prospectus available to any broker-dealer delivering a prospectus as required by law in connection with resales of the notes for up to 180 days.

Broker-dealers who acquired the outstanding notes from us may not rely on SEC staff interpretations in no action letters. Broker-dealers who acquired the outstanding notes from us must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as selling noteholders, in order to resell the outstanding notes or the new notes.
The Exchange Agent
      We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under the DTC’s automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent addressed as follows:

By Facsimile:	By Registered or Certified	By Regular Mail or Overnight
(212) 298-1915	Mail or By Hand:	Delivery:
	The Bank of New York	The Bank of New York
Confirm by Telephone:	Corporate Trust Operations	Corporate Trust Window
(212) 815-3687	Reorganization Unit	101 Barclay Street — Floor 7E
	101 Barclay Street — Floor 7E	New York, NY 10286
	New York, NY 10286	Attention: David A. Mauer
Attention: Mr. David A. Mauer
Terms of the New Notes
      The new notes will be identical to the outstanding notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes.
      The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this prospectus entitled “Description of the New Notes.”

Co-Issuers	PetroQuest Energy, Inc. and PetroQuest Energy, L.L.C.

Notes Offered	$150 million aggregate principal amount of 10 3/8% Senior Notes Due 2012.

Maturity Date	May 15, 2012.

Interest Payments	Interest will accrue on the notes from the date of issuance and will be payable semi-annually, on each May 15 and November 15, commencing November 15, 2005.

Guarantees	Certain current and future subsidiaries of the Issuers will guarantee the notes with unconditional guarantees that will be unsecured.

Ranking	The new notes are senior unsecured obligations of the Issuers. Accordingly, the new notes will rank:

• effectively junior to all existing and future secured indebtedness of the Issuers to the extent of the value of the assets securing such secured indebtedness;

• equal in right of payment to any existing and future senior unsecured indebtedness of the Issuers, including the initial notes; and

• senior in right of payment to any existing and future subordinated indebtedness of the Issuers.

In addition, the guarantees of the new notes by our subsidiaries will rank equally to all of such guarantor subsidiaries’ existing and future senior unsecured obligations. The guarantees will be effectively subordinated to all secured indebtedness of the guarantors to the extent of the assets securing such indebtedness.

As of June 30, 2005, after giving effect to the offering of the notes and our use of proceeds therefrom, the Issuers had no outstanding senior indebtedness (other than the notes and excluding intercompany liabilities and guarantees) and the subsidiary guarantors would have had no outstanding senior indebtedness (other than the subsidiary guarantees and excluding intercompany liabilities and guarantees). At June 30, 2005, pro forma for the Acquisitions, our non- guarantor subsidiaries had no outstanding indebtedness and no other material liabilities.

Optional Redemption	At any time prior to May 15, 2008 the Issuers may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net cash proceeds of certain equity offerings at a redemption price of 110.375% of the principal amount of the notes plus any accrued and unpaid interest, if any, to the redemption date.

Change of Control	If we experience a Change of Control (as defined under “Description of the New Notes — Change of Control”), the Issuers will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Certain Covenants	The terms of the notes will restrict our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional indebtedness or enter into sale/leaseback transactions;

• pay dividends or make other distributions in respect of capital stock;

• purchase or redeem capital stock or subordinated indebtedness;

• make investments;

• incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

• sell assets, including capital stock of restricted subsidiaries;

• engage in transactions with affiliates;

• create liens; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of the New Notes — Certain Covenants.”

Transfer Restrictions; Absence of a Public Market	The new notes generally will be freely transferable; however, there can be no assurance as to the development or liquidity of any market for the new notes.
Risk Factors
      Please read “Risk Factors,” beginning on page 13 of this prospectus, for a discussion of certain factors that you should consider before participating in the exchange offer.

Summary Historical Consolidated Financial Data
      The following table contains our summary financial data as of the end of and for each of the six month periods ended June 30, 2005 and 2004, and as of the end of and for each of the three years ended December 31, 2004. This information is derived from our unaudited consolidated financial statements as of and for the six month periods ended June 30, 2005 and 2004, and our audited consolidated financial statements as of and for the three years ended December 31, 2004. In our opinion, the unaudited financial data as of and for the six month periods ended June 30, 2005 and 2004 reflect all normal and recurring adjustments necessary to present fairly our financial position and results of operations for those periods. You should read the following information in conjunction with the other information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus. Our historical results are not necessarily indicative of results to be expected in future periods.

	Six Months Ended		Year Ended
	June 30,		December 31,

	2005	2004	2004	2003(1)	2002

	(In thousands)
Income Statement Data:
Revenues:
Oil and natural gas	$51,649	$39,568	$84,595	$47,910	$48,141
Interest and other income	373	131	273	778	97

	52,022	39,699	84,868	48,688	48,238

Expenses:
Lease operating expenses	8,847	5,506	13,161	9,449	9,988
Production taxes	1,136	864	1,549	884	614
Depreciation, depletion and amortization	20,054	17,073	35,435	27,098	28,196
General and administrative	3,508	3,127	6,212	4,444	5,009
Accretion of asset retirement obligations	405	401	833	682	—
Interest expense	5,685	1,346	2,817	579	278
Derivative expense	—	—	2	1,071	558

	39,635	28,317	60,009	44,207	44,643

Income from operations	12,387	11,382	24,859	4,481	3,595
Income tax expense	4,335	3,973	8,511	1,690	1,288

Income before cumulative effect of change in accounting principle	8,052	7,409	16,348	2,791	2,307
Cumulative effect of change in accounting principle	—	—	—	849	—

Net income	$8,052	$7,409	$16,348	$3,640	$2,307

Other Financial Data:
EBITDA(2)	$38,126	$29,801	$63,111	$33,007	$32,069
Adjusted EBITDA(2)	38,744	30,359	63,998	33,812	32,830
Net cash provided by operating activities	33,190	23,782	70,310	34,190	29,178
Capital expenditures	82,889	28,128	86,425	63,515	64,788
Balance Sheet Data (at end of period):
Working capital (deficit)	$36,286	$(10,584)	$(24,429)	$(15,299)	$(15,765)
Total assets	382,066	191,362	231,617	176,384	132,063
Total debt	148,249	28,500	38,500	27,500	9,000
Stockholders’ equity	132,387	112,330	121,277	107,727	97,770

(1)	During 2003, we adopted SFAS No. 143. The cumulative effect of adoption resulted in a gain of $849,000.

(2)	EBITDA is defined as net income before interest expense, income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA plus accretion of asset retirement obligations, non-cash mark-to-market adjustments of derivatives and non-cash stock compensation. EBITDA and

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company’s financial performance. We believe that they provide additional information with respect to our ability to meet our future debt service, capital expenditure commitments and working capital requirements. When evaluating EBITDA or Adjusted EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA and Adjusted EBITDA, (ii) whether EBITDA and Adjusted EBITDA have remained at positive levels historically and (iii) how EBITDA and Adjusted EBITDA compare to levels of interest expense. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and are defined differently among different companies in our industry, the measures of EBITDA and Adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies.
      EBITDA and Adjusted EBITDA are presented herein and reconciled to the GAAP measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company’s ability to internally fund exploration and development activities and to service or incur debt. We also view the non-GAAP measures of EBITDA and Adjusted EBITDA as useful tools for comparison of our financial performance with those of peer companies. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or cash provided by operating activities, as defined by GAAP.
      The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented.

	Six Months Ended		Year Ended
	June 30,		December 31,

	2005	2004	2004	2003	2002

	(In thousands)
Net income	$8,052	$7,409	$16,348	$3,640	$2,307
Interest expense	5,685	1,346	2,817	579	278
Income tax expense	4,335	3,973	8,511	1,690	1,288
Depreciation, depletion and amortization	20,054	17,073	35,435	27,098	28,196

EBITDA	38,126	29,801	63,111	33,007	32,069
Derivative mark-to-market	—	(115)	(218)	(258)	416
Accretion of asset retirement obligation	405	401	833	682	—
Non-cash stock compensation expense	213	272	272	381	345

Adjusted EBITDA	$38,744	$30,359	$63,998	$33,812	$32,830

      The following table reconciles Adjusted EBITDA to net cash provided by operating activities for the periods presented.

	Six Months Ended		Year Ended
	June 30,		December 31,

	2005	2004	2004	2003	2002

	(In thousands)
Adjusted EBITDA	$38,744	$30,359	$63,998	$33,812	$32,830
Interest expense	(5,685)	(1,346)	(2,817)	(579)	(278)
Amortization and write off of financing costs	3,280	820	1,678	531	261
Amortization of bond discount	20	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	(849)	—
Changes in working capital accounts	(3,169)	(6,051)	7,451	1,275	(3,635)

Net cash provided by operating activities	$33,190	$23,782	$70,310	$34,190	$29,178

RISK FACTORS
      You should consider carefully each of the risks described below, together with all of the other information contained or incorporated by reference in this prospectus, before deciding to exchange your outstanding notes for new notes.
Risks Related to Our Business, Industry and Strategy

Our future success depends upon our ability to find, develop and acquire additional oil and natural gas reserves that are economically recoverable.
      As is generally the case in the Gulf Coast Basin where the majority of our current production is located, many of our producing properties are characterized by a high initial production rate, followed by a steep decline in production. In order to maintain or increase our reserves, we must constantly locate and develop or acquire new oil and natural gas reserves to replace those being depleted by production. We must do this even during periods of low oil and natural gas prices when it is difficult to raise the capital necessary to finance our exploration, development and acquisition activities. Without successful exploration, development or acquisition activities, our reserves and revenues will decline rapidly. We may not be able to find and develop or acquire additional reserves at an acceptable cost or have access to necessary financing for these activities, which would have a material adverse effect on our financial condition.

Oil and natural gas prices are volatile, and a substantial and extended decline in the prices of oil and natural gas would likely have a material adverse effect on our financial condition.
      Our revenues, results of operations, profitability and future growth, and the carrying value of our oil and natural gas properties, depend to a large degree on prevailing oil and natural gas prices. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms also substantially depends upon oil and natural gas prices. Prices for oil and natural gas are subject to large fluctuations in response to a variety of other factors beyond our control. These factors include:

•	relatively minor changes in the supply of and the demand for oil and natural gas;

•	market uncertainty;

•	the level of consumer product demand;

•	weather conditions in the United States;

•	the condition of the United States and worldwide economies;

•	the actions of the Organization of Petroleum Exporting Countries;

•	domestic and foreign governmental regulation, including price controls adopted by the Federal Energy Regulatory Commission;

•	political instability in the Middle East and elsewhere;

•	the price of foreign imports of oil and natural gas; and

•	the price and availability of alternate fuel sources.
      At various times, excess domestic and imported supplies have depressed oil and natural gas prices. We cannot predict future oil and natural gas prices and such prices may decline. Declines in oil and natural gas prices may adversely affect our financial condition, liquidity, ability to meet our financial obligations and results of operations. Lower prices may also reduce the amount of oil and natural gas that we can produce economically and require us to record ceiling test write-downs when prices decline. Substantially all of our oil and natural gas sales are made in the spot market or pursuant to contracts based on spot market prices. Our sales are not made pursuant to long-term fixed price contracts.
      To attempt to reduce our price risk, we periodically enter into hedging transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in the prices of or demand for oil or natural gas would have a material adverse effect on our financial condition and results of operations.

You should not place undue reliance on reserve information because reserve information represents estimates.
      This document contains estimates of historical oil and natural gas reserves, and the historical estimated future net cash flows attributable to those reserves, prepared by Ryder Scott Company, L.P., our independent petroleum and geological engineers. This document also contains estimates of oil and natural gas reserves, and the estimated future net cash flows attributable to those reserves, on an individual and pro forma basis with respect to the Acquisitions, which have been prepared by our internal petroleum and geological engineers. Our estimate of proved reserves is based on quantities of oil, gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are, however, numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control and the control of Ryder Scott. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to these reserves, is a function of:

•	the available data;

•	assumptions regarding future oil and natural gas prices;

•	estimated expenditures for future development and exploitation activities; and

•	engineering and geological interpretation and judgment.
      Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities and oil and natural gas prices. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from those reserves may vary significantly from the assumptions and estimates in this prospectus. In calculating reserves on an Mcfe basis, oil and natural gas liquids were converted to natural gas equivalent at the ratio of six Mcf of natural gas to one Bbl of oil or natural gas liquid.
      As of December 31, 2004, pro forma for the Acquisitions, approximately 30% of our estimated proved reserves were undeveloped. Estimates of undeveloped reserves, by their nature, are even less certain than those for developed reserves. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our oil and natural gas reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.
      You should not assume that the present value of future net revenues referred to in this prospectus is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation may also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our operations or the oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

A material reduction or loss in production from one of our major fields could materially affect our operations.
      Production from our Ship Shoal 72 field represented approximately 40% of our total 2004 production. A material reduction or loss of production from this field due to a variety of industry operating hazards as described above could have a material adverse effect on our financial condition and results of operations. Since the third quarter of 2004, production from our Main Pass 74 field, which represented approximately 11% of our 2004 production, has been shut-in due to third party pipeline damage associated with Hurricane Ivan.

Lower oil and natural gas prices may cause us to record ceiling test write-downs.
      We use the full cost method of accounting to account for our oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized costs of oil and natural gas properties may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If at the end of any fiscal period we determine that the net capitalized costs of oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings in the period then ended. This is called a “ceiling test write-down.” This charge does not impact cash flow from operating activities, but does reduce our stockholders’ equity. The risk that we will be required to write down the carrying value of oil and natural gas properties increases when oil and natural gas prices are low or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves.

Factors beyond our control affect our ability to market oil and natural gas.
      The availability of markets and the volatility of product prices are beyond our control and represent a significant risk. The marketability of our production depends upon the availability and capacity of natural gas gathering systems, pipelines and processing facilities. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Our ability to market oil and natural gas also depends on other factors beyond our control. These factors include:

•	the level of domestic production and imports of oil and natural gas;

•	the proximity of natural gas production to natural gas pipelines;

•	the availability of pipeline capacity;

•	the demand for oil and natural gas by utilities and other end users;

•	the availability of alternate fuel sources;

•	the effect of inclement weather;

•	state and federal regulation of oil and natural gas marketing; and

•	federal regulation of natural gas sold or transported in interstate commerce.
      If these factors were to change dramatically, our ability to market oil and natural gas or obtain favorable prices for our oil and natural gas could be adversely affected.

We face strong competition from larger oil and natural gas companies that may negatively affect our ability to carry on operations.
      We operate in the highly competitive areas of oil and natural gas exploration, development and production. Factors that affect our ability to compete successfully in the marketplace include:

•	the availability of funds and information relating to a property;

•	the standards established by us for the minimum projected return on investment; and

•	the transportation of natural gas.
      Our competitors include major integrated oil companies, substantial independent energy companies, affiliates of major interstate and intrastate pipelines and national and local natural gas gatherers, many of which possess greater financial and other resources than we do. If we are unable to successfully compete against our competitors, our business, prospects, financial condition and results of operation may be adversely affected.

We may be unable to overcome risks associated with our drilling activity.
      Our drilling involves numerous risks, including the risk that we will drill a dry hole or otherwise not encounter commercially productive oil or natural gas reservoirs. We must incur significant expenditures to identify and acquire properties and to drill and complete wells. The costs of drilling and completing wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in the delivery of equipment. While we use advanced technology in our operations, this technology does not allow us to know conclusively prior to drilling a well that oil or natural gas is present or economically recoverable.

We may not be able to obtain adequate financing to execute our operating strategy.
      Our ability to execute our operating strategy is highly dependent on our having access to capital. We have historically addressed our long-term liquidity needs through the use of bank credit facilities, second lien term credit facilities, the issuance of equity and debt securities and the use of cash provided by operating activities. We will continue to examine the following alternative sources of long-term capital:

•	borrowings from banks or other lenders;

•	the issuance of debt securities;

•	the sale of common stock, preferred stock or other equity securities;

•	joint venture financing; and

•	production payments.
      The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, oil and natural gas prices, our credit ratings, interest rates, market perceptions of us or the oil and gas industry, our market value and operating performance. We may be unable to execute our operating strategy if we cannot obtain capital from these sources.

We may not be able to fund our planned capital expenditures.
      We spend and will continue to spend a substantial amount of capital for the development, exploration, acquisition and production of oil and natural gas reserves. If low oil and natural gas prices, operating difficulties or other factors, many of which are beyond our control, cause our revenues or cash flows from operations to decrease, we may be limited in our ability to spend the capital necessary to continue our drilling program. We may be forced to raise additional debt or equity proceeds to fund such expenditures. We cannot assure you that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

Hedging production may limit potential gains from increases in commodity prices or result in losses.
      We enter into hedging arrangements from time to time to reduce our exposure to fluctuations in natural gas and oil prices and to achieve more predictable cash flow. These financial arrangements take the form of cashless collars or swap contracts and are placed with major trading counterparties we believe represent minimum credit risks. We cannot assure you that these trading counterparties will not become credit risks in the future. Hedging arrangements expose us to risks in some circumstances, including situations when the counterparty to the hedging contract defaults on the contract obligations or there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. These hedging arrangements may limit the benefit we could receive from increases in the market or spot prices for natural gas and oil. We cannot assure you that the hedging transactions we have entered into, or will enter into, will adequately protect us from fluctuations in natural gas and oil prices.

The loss of key management or technical personnel could adversely affect our ability to operate.
      Our operations are dependent upon a relatively small group of key management and technical personnel, including Charles T. Goodson, our Chairman, Chief Executive Officer and President, Dalton F. Smith, III, our Senior Vice President-Business Development & Land, Stephen H. Green, our Senior Vice President-Exploration, and Arthur M. Mixon, our Senior Vice President-Operations. In addition, we employ numerous other highly technical personnel, including geologists and geophysicists that are essential to our operations. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of any of these key management or technical personnel could have a detrimental effect on our operations.
      There is presently a shortage of qualified geologists and geophysicists necessary to fill our requirements and the requirements of the oil and gas industry, and the market for such individuals is highly competitive. Our inability to hire or retain the services of such individuals could have a detrimental effect on our operations.

Shortage of rigs, equipment, supplies or personnel may restrict our operations.
      The oil and gas industry is cyclical, and at the present time, there is a shortage of drilling rigs, equipment, supplies and personnel. The costs and delivery times of rigs, equipment and supplies has increased in recent months as oil and natural gas prices have continued to rise. In addition, demand for, and wage rates of, qualified drilling rig crews has risen with increases in the number of active rigs in service. Shortages of drilling rigs, equipment, supplies or personnel could delay or restrict our exploration and development operations, which in turn could impair our financial condition and results of operations.

We may be unable to successfully identify, execute or effectively integrate future acquisitions, which may negatively affect our results of operations.
      Acquisitions of oil and gas businesses and properties have been an important element of our business, and we will continue to pursue acquisitions in the future. In the last several years, we have pursued and consummated acquisitions that have provided us opportunities to grow our production and reserves. Although we regularly engage in discussions with, and submit proposals to, acquisition candidates, suitable acquisitions may not be available in the future on reasonable terms. If we do identify an appropriate acquisition candidate, we may be unable to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, effectively integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations may require a disproportionate amount of management’s attention and our resources. Even if we complete additional acquisitions, continued acquisition financing may not be available or available on reasonable terms, any new businesses may not generate revenues comparable to our existing business, the anticipated cost efficiencies or synergies may not be realized and these businesses may not be integrated successfully or operated profitably. The success of any acquisition will depend on a number of factors, including the ability to estimate accurately the recoverable volumes of reserves, rates of future production and future net revenues attainable from the reserves and to assess possible environmental liabilities. Our inability to successfully identify, execute or effectively integrate future acquisitions may negatively affect our results of operations.
      Even though we perform a due diligence review (including a review of title and other records) of the major properties we seek to acquire that we believe is consistent with industry practices, these reviews are inherently incomplete. It is generally not feasible for us to perform an in-depth review of every individual property and all records involved in each acquisition. However, even an in-depth review of records and properties may not necessarily reveal existing or potential problems or permit us to become familiar enough with the properties to assess fully their deficiencies and potential. Even when problems are identified, we may assume certain environmental and other risks and liabilities in connection with the acquired businesses and properties. The discovery of any material liabilities associated with our acquisitions could harm our results of operations.
      In addition, acquisitions of businesses may require additional debt or equity financing, resulting in additional leverage or dilution of ownership. Our bank credit facility and the indenture governing the new notes contain certain covenants that limit, or which may have the effect of limiting, among other things acquisitions, capital expenditures, the sale of assets and the incurrence of additional indebtedness.

Operating hazards may adversely affect our ability to conduct business.
      Our operations are subject to risks inherent in the oil and natural gas industry, such as:

•	unexpected drilling conditions including blowouts, cratering and explosions;

•	uncontrollable flows of oil, natural gas or well fluids;

•	equipment failures, fires or accidents;

•	pollution and other environmental risks; and

•	shortages in experienced labor or shortages or delays in the delivery of equipment.
      These risks could result in substantial losses to us from injury and loss of life, damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Our offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions and more extensive governmental regulation. These regulations may, in certain circumstances, impose strict liability for pollution damage or result in the interruption or termination of operations.

Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.
      We maintain several types of insurance to cover our operations, including maritime employer’s liability and comprehensive general liability. Amounts over base coverages are provided by primary and excess umbrella liability policies with maximum limits of $50 million. We also maintain operator’s extra expense coverage, which covers the control of drilled or producing wells as well as redrilling expenses and pollution coverage for wells out of control.
      We may not be able to maintain adequate insurance in the future at rates we consider reasonable, or we could experience losses that are not insured or that exceed the maximum limits under our insurance policies. If a significant event that is not fully insured or indemnified occurs, it could materially and adversely affect our financial condition and results of operations.

Environmental compliance costs and environmental liabilities could have a material adverse effect on our financial condition and operations.
      Our operations are subject to numerous federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

•	require the acquisition of permits before drilling commences;

•	restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas;

•	require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and

•	impose substantial liabilities for pollution resulting from our operations.
      The trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulations could have a significant impact on our operating costs, as well as on the oil and natural gas industry in general.
      Our operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred which could have a material adverse effect on our financial condition and results of operations. We maintain insurance coverage for our operations, including limited coverage for sudden and accidental environmental damages, but this insurance may not extend to the full potential liability that could be caused by sudden and accidental environmental damages and further may not cover environmental damages that occur over time. Accordingly, we may be subject to liability or may lose the ability to continue exploration or production activities upon substantial portions of our properties if certain environmental damages occur.
      The Oil Pollution Act of 1990 imposes a variety of regulations on “responsible parties” related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act, could have a material adverse impact on us.

Ownership of working interests and overriding royalty interests in certain of our properties by certain of our officers and directors potentially creates conflicts of interest.
      Certain of our executive officers and directors or their respective affiliates are working interest owners or overriding royalty interest owners in certain properties. In their capacity as working interest owners, they are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners they are entitled to receive their proportionate share of revenues in the normal course of business. There is a potential conflict of interest between us and such officers and directors with respect to the drilling of additional wells or other development operations with respect to these properties.
Risks Relating to Our Indebtedness, the Exchange Offer and the Notes

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.
      We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.
      If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreements with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer such notes outstanding.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our debt, including the notes.
      The aggregate principal amount of our outstanding indebtedness, including the new notes, is approximately $150.0 million, which could have important consequences for you, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to the new notes, and any failure to comply with the obligations of any of our debt agreements, including financial and other restrictive covenants, could result in an event of default under the indenture governing the new notes and the agreements governing any other indebtedness;

•	the covenants contained in our debt agreements limit our ability to borrow money in the future for acquisitions, capital expenditures or to meet our operating expenses or other general corporate obligations;

•	the amount of our interest expense may increase because certain of our borrowings may be at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

•	we will need to use a substantial portion of our cash flows to pay principal and interest on our debt, which will reduce the amount of money we have for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other business activities;

•	we may have a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

•	we may be more vulnerable to economic downturns and adverse developments in our industry or the economy in general, especially declines in oil and natural gas prices; and

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.
      We have historically incurred and may incur from time to time debt under credit facilities. The borrowing base limitation under our bank credit facility is periodically redetermined and upon such redetermination, we could be forced to repay a portion of our bank debt. We may not have sufficient funds to make such repayments.
      Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulation. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt, including the new notes, and meet our other obligations. If we do not have enough money to service our debt, we may be required to refinance all or part of our existing debt, including the new notes, sell assets, borrow more money or raise equity. We may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all.

We may incur substantially more debt, which may intensify the risks described above, including our ability to service our indebtedness.
      Together with our subsidiaries, we may be able to incur substantially more debt in the future in connection with our acquisition, development, exploitation and exploration of oil and natural gas producing properties. Although the indenture governing the notes contains restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. No amounts are currently outstanding under our bank credit facility, which has a borrowing base of $25.0 million. To the extent we add new indebtedness to our current indebtedness levels, the risks described above could substantially increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition and results of operations.
      Our ability to make payments on and to refinance our indebtedness, including the new notes, and to fund planned capital expenditures will depend on our ability to generate cash from operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including the prices that we receive for oil and natural gas.
      We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our bank credit facility in an amount sufficient to enable us to pay our indebtedness, including the new notes, or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the new notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and could impair our liquidity.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.
      Our bank credit facility and the indenture governing the new notes contain a number of significant covenants that, among other things, restrict our ability to:

•	dispose of assets;

•	incur or guarantee additional indebtedness and issue certain types of preferred stock;

•	pay dividends on our capital stock;

•	create liens on our assets;

•	enter into sale and leaseback transactions;

•	enter into specified investments or acquisitions;

•	repurchase, redeem or retire our capital stock or subordinated debt;

•	merge or consolidate, or transfer all or substantially all of our assets and the assets of our subsidiaries;

•	engage in specified transactions with subsidiaries and affiliates; or

•	engage in other corporate activities.
      Also, our bank credit facility requires us to maintain compliance with specified financial ratios and satisfy certain financial condition tests. Our ability to comply with these ratios and financial condition tests may be affected by events beyond our control, and we cannot assure you that we will meet these ratios and financial condition tests. These financial ratio restrictions and financial condition tests could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under our bank credit facility and the indenture governing the new notes impose on us.
      A breach of any of these covenants or our inability to comply with the required financial ratios or financial condition tests could result in a default under our bank credit facility and the new notes. A default, if not cured or waived, could result in acceleration of all indebtedness outstanding under our bank credit facility and the new notes. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. See “Description of the New Notes — Defaults.”

We conduct a substantial portion of our operations through our subsidiaries and may be limited in our ability to access funds from those subsidiaries to service our debt, including the new notes.
      We conduct a substantial portion of our operations through our subsidiaries and depend to a large degree upon dividends and other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including the new notes. Certain current and future subsidiaries of the Issuers will guarantee the new notes with unconditional guarantees that will be unsecured. However, any future subsidiary that does not guarantee the new notes will not have any obligation to pay amounts due on the new notes or to make funds available to us for these payments. In addition, the ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws, transfer pricing regulations, potentially adverse tax consequences and agreements of our subsidiaries. Although the indenture governing the new notes limits the ability of our subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, the limitations are subject to a number of significant qualifications and exceptions. See “Description of the New Notes — Certain Covenants — Limitation on Restrictions on Distributions from Restricted Subsidiaries.” If we are unable to access the cash flow of our subsidiaries, we may have difficulty meeting our debt obligations.

The notes are not secured by our assets or those of our subsidiary guarantors.
      The new notes will be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. Upon the consummation of the offering, the aggregate principal amount of our outstanding indebtedness was $150.0 million consisting only of the new notes. However, we have a $75 million bank credit facility with no amounts outstanding and a current borrowing base of $25.0 million, which, if drawn, would be secured indebtedness. If we become insolvent or are liquidated, our assets which serve as collateral under our secured indebtedness would be made available to satisfy our obligations under any secured debt before any payments are made on the new notes. Our obligations under our bank credit facility are secured by substantially all of our producing oil and natural gas properties and the ownership interests of all of our subsidiaries.

If we fail to meet our payment obligations under our bank credit facility, the lenders could foreclose on, and acquire control of, substantially all of our assets.
      The lenders under our bank credit facility have a lien on substantially all of our assets. As a result of these liens, if we fail to meet our payment or other obligations under our bank credit facility, those lenders would be entitled to foreclose on substantially all of our assets and liquidate those assets. Under those circumstances, we may not have sufficient funds to pay principal, premium, if any, and interest on the new notes. As a result, you may lose a portion of or the entire value of your investment.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state laws, which would prevent the holders of new notes from relying on the subsidiary to satisfy our payment obligations under the new notes.
      Federal and state statutes allow courts, under specific circumstances, to void subsidiary guarantees, or require that claims under the subsidiary guarantee be subordinated to all other debts of the subsidiary guarantor, and to require creditors such as the noteholders to return payments received from subsidiary guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, for example, the subsidiary guarantor, at the time it issued its subsidiary guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair compensation for the subsidiary guarantee;

•	was insolvent or rendered insolvent by making the subsidiary guarantee;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay them as they mature.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      To the extent a court voids a subsidiary guarantee as a fraudulent transfer or holds the subsidiary guarantee unenforceable for any other reason, holders of new notes would cease to have any direct claim against the subsidiary guarantor. If a court were to take this action, the subsidiary guarantor’s assets would be applied first to satisfy the subsidiary guarantor’s liabilities, if any, before any portion of its assets could be distributed to us to be applied to the payment of the new notes. We cannot assure you that a subsidiary guarantor’s remaining assets would be sufficient to satisfy the claims of the holders of new notes related to any voided portions of the subsidiary guarantees.

We cannot assure you that an active trading market will develop for the new notes.
      Prior the sale of the new notes offered by this prospectus, there has been a limited public market for the initial notes. We cannot assure you as to:

•	the liquidity of any such market that may develop;

•	your ability to sell your new notes; or

•	the price at which you would be able to sell your new notes.
      If such a market were to exist, the new notes could trade at prices that may be lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We do not presently intend to apply for listing of the new notes on any securities exchange. We expect that the new notes will be eligible for trading on PORTAL.
      The initial purchasers have advised us that they intend to make a market in the new notes. The initial purchasers are not obligated, however, to make a market in the new notes, and it may discontinue any such market-making at any time in its sole discretion. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot assure you as to the development or liquidity of an active market for the new notes. If an active market does not develop or is not maintained, the price and liquidity of the new notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure holders of the new notes that the market, if any, for the new notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which the holders of the new notes may sell their new notes.

We may not be able to repurchase the notes or repay debt under our bank credit facility upon a change of control.
      Upon the occurrence of a change of control, holders of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of the principal amount of the note, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient funds at the time of the change of control to make the required repurchases, or restrictions under our bank credit facility may not allow such repurchases. In addition, an event constituting a “Change of Control” (as defined in the indenture governing the notes) could be an event of default under our bank credit facility that would, if it should occur, permit the lenders to accelerate that debt and that, in turn, would cause an event of default under the indenture governing the new notes, each of which could have material adverse consequences for us and the holders of the new notes.
      The source of any funds for any repurchase required as a result of a change of control will be our available cash or cash generated from our business operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the new notes tendered and to repay any debt outstanding under our bank credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any of our future credit agreements or other agreements relating to our debt will most likely contain similar restrictions and provisions. See “Description of the New Notes — Change of Control.”

THE EXCHANGE OFFER
      Participation in the exchange offer is voluntary, and we urge you to carefully consider whether to accept. Please consult your financial and tax advisors in making your own decision on what action to take.
      We are offering to issue new registered 10 3/8% senior notes due 2012 in exchange for a like principal amount of our outstanding 10 3/8% senior notes due 2012. We may extend, delay or terminate the exchange offer. Holders of outstanding notes who wish to exchange their notes will need to complete the exchange offer documentation related to the exchange.
Purpose and Effect of the Exchange Offer
      We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.
      In connection with the sale of the outstanding notes, we entered into registration rights agreements with the initial purchasers of the outstanding notes. In each of those agreements, we agreed to file a registration statement relating to an offer to exchange the outstanding notes for new notes by August 9, 2005 and to use our reasonable best efforts to have it declared effective by November 7, 2005. We also agreed to use our reasonable best efforts to complete the exchange offer on or prior to the 30th day after this registration statement has been declared effective. We are offering the new notes under this prospectus to satisfy those obligations under the registration rights agreements.
      If we fail to comply with deadlines for completion of the exchange offer, we will be required to pay additional interest to holders of the outstanding notes. Please read the section captioned “Registration Rights Agreements” for more details regarding the registration rights agreements.
      Based on interpretations of the SEC staff in “no action letters” issued to third parties, we believe that each new note issued under the exchange offer may be offered for resale, resold and otherwise transferred by you, the holder of that new note, without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate,” as defined Rule 405 under the Securities Act;

•	you acquire such new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of new notes.
      However, the SEC has not considered the legality of our exchange offer in the context of a “no action letter,” and there can be no assurance that the staff of the SEC would make a similar determination with respect to our exchange offer as it has in other interpretations to other parties.
      If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	cannot rely on these interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
      Unless an exemption from registration is otherwise available, the resale by any holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. With respect to broker-dealers, only those that acquired the outstanding notes for their own account as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus in connection with any resale of new notes. We have agreed to make this prospectus available in connection with resales of the notes by such broker-dealers for up to 180 days from the consummation of the exchange offer. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn before the expiration date of the exchange offer. The material terms and conditions of the exchange offer are described in this prospectus. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
      As of the date of this prospectus, $150.0 million principal amount of outstanding notes are outstanding. This prospectus and the letter of transmittal included with this prospectus are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.
      We intend to conduct the exchange offer according to the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture and, if applicable, the registration rights agreements. However, these outstanding notes will not be freely tradable. See “— Consequences of Failure to Exchange” below.
      By signing or agreeing to be bound by the letter of transmittal, you acknowledge that, upon request, you will execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of the outstanding notes tendered by you, including the transfer of such outstanding notes on the account books maintained by DTC.
      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreements. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.
      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.
      We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.
Expiration Date
      The exchange offer will expire at 5:00 p.m., New York City time on                     , 2005 unless, in our sole discretion, we extend the exchange offer.

Extensions, Delay in Acceptance, Termination or Amendment
      We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open. During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.
      To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will also make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer; or

•	to terminate the exchange offer.
      We will give oral or written notice of a delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreements, we also reserve the right to amend the terms of the exchange offer in any manner.
      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes or by public announcement thereof. If we amend the exchange offer in a manner we determine to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during that period.
      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.
Conditions to the Exchange Offer
      Despite any other term of the exchange offer, if in our reasonable judgment, after consulting with counsel, the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC (due to a change in its current interpretations) or would be impaired by any action or proceeding that has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer:

•	we will not be required to accept for exchange, or exchange any new notes for, any outstanding notes; and

•	we may terminate the exchange offer before accepting any outstanding notes for exchange.
      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable.
      These conditions are for our sole benefit, and we may assert them or waive them in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times, in each case, prior to the expiration of the exchange offer. In addition, we will not accept for exchange any outstanding notes tendered and will not issue new notes in exchange for any outstanding note, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally
      Only a registered holder of outstanding notes may tender its outstanding notes in the exchange offer. If you are a beneficial owner of outstanding notes and wish to have the registered owner tender on your behalf, please see “— How to Tender if You Are a Beneficial Owner” below. To tender in the exchange offer, a registered holder must either comply with the procedures for manual tender or comply with the automated tender offer program procedures of DTC described below under “— Tendering Through DTC’s Automated Tender Offer Program.”
      To complete a manual tender, you must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;

•	mail or deliver the letter of transmittal or a facsimile of the letter of transmittal to the exchange agent before the expiration date; and

•	deliver, and the exchange agent must receive, before the expiration date:

•	the outstanding notes along with the letter of transmittal; or

•	a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below under “— Book-Entry Transfer.”
      If you wish to tender your outstanding notes and cannot comply with the requirement to deliver the letter of transmittal and your outstanding notes (including by book-entry transfer) or use the automated tender offer program of DTC before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.
      For a tender to be effective, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Prospectus Summary — The Exchange Agent” before the expiration date. To complete a tender through DTC’s automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and a properly transmitted agent’s message.
      Any tender by a holder that is not withdrawn before the expiration date will constitute a legally binding agreement between the holder and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
      The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, allow sufficient time to ensure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions on your behalf.

Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC according to DTC’s procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

Tendering Through DTC’s Automated Tender Offer Program
      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender its outstanding notes. Participants in the program may transmit their acceptance of the exchange offer electronically instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent. Tendering through the automated tender offer program causes DTC to transfer the outstanding notes to the exchange agent according to its procedures for transfer. DTC will then send an agent’s message to the exchange agent.
      The term “agent’s message” means a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

•	DTC has received an express acknowledgment from a participant in DTC’s automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce the agreement against the participant.

How to Tender if You Are a Beneficial Owner
      If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of your outstanding notes.
      The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

Signatures and Signature Guarantees
      You must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by an “eligible guarantor institution” unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and the new notes are being issued directly to the registered holder of the outstanding notes tendered in the exchange offer for those new notes; or

•	for the account of an “eligible institution”.
      An “eligible institution” is:

•	a member firm of a registered national securities exchange;

•	a member of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.
      An “eligible guarantor institution” is an eligible institution that is also a member in good standing of one of the recognized “medallion” signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers are Needed
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.
      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. They should also submit evidence of their authority to deliver the letter of transmittal satisfactory to us unless we waive this requirement.

Determinations Under the Exchange Offer
      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. If we waive a condition to the exchange offer, we will waive it for all holders. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions thereto, will be final and binding on all parties.
      We will not be obligated to accept for exchange the outstanding notes of any holder that has not made or deemed to have made to us:

•	the representations described under “— Procedures for Tendering — Your Representations to Us” and in the letter of transmittal; and

•	other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.
      Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes
      We will issue the new notes promptly after acceptance of the outstanding notes accepted for tender and receipt of all necessary documents. In all cases, we will issue new notes for outstanding notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged
      If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, the nonexchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the rejection of tender or the expiration or termination of the exchange offer.

Your Representations to Us
      By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

•	if you are a broker-dealer, you will receive new notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

•	if you are a broker-dealer, you did not purchase the outstanding notes to be exchanged for the new notes from us; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.
Guaranteed Delivery Procedures
      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes (including by book-entry transfer), the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program before the expiration date, you may tender if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message relating to a notice of guaranteed delivery:

•	stating your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent’s message in lieu thereof, together with the outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof or agent’s message, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.
      Upon request to the exchange agent, the exchange agent will send you a notice of guaranteed delivery if you wish to tender your outstanding notes using the guaranteed delivery procedures described above.

Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Prospectus Summary — The Exchange Agent”; or

•	the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program system.
      Any notice of withdrawal must:

•	specify the name of the person (whom we refer to as the depositor) who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the registration number or numbers and the principal amount of the outstanding notes;

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal used to deposit those outstanding notes or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer into the name of the depositor withdrawing the tender; and

•	specify the name in which the outstanding notes are to be registered, if different from that of the depositor.
      If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.
      We will determine, in our sole discretion, all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
      Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. At any time on or before the expiration date, holders may re-tender properly withdrawn outstanding notes by following one of the procedures described under “— Procedures for Tendering” above.
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, but we may make additional solicitation by telephone, electronically or in person by our officers and regular employees and those of our affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.
      We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.
Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. A tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.
      If satisfactory evidence of payment of any transfer taxes payable by a holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of the new notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.
Consequences of Failure to Exchange
      If you do not exchange your outstanding notes for new notes in the exchange offer, or if you tender your outstanding notes but subsequently withdraw them, your outstanding notes will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreements (except in limited circumstances generally involving only the initial purchasers and specified broker-dealers) or accrue additional interest under that agreement. In addition, your notes will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Consummation of the exchange offer will fulfill substantially all of our registration obligations with respect to the outstanding notes under the registration rights agreements.
      In addition, if you fail to exchange your outstanding notes, the market value of your outstanding notes may be adversely affected because they may be more difficult to sell. The tender of outstanding notes under the exchange offer will reduce the outstanding aggregate principal amount of the outstanding notes. This may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold due to a reduction in liquidity.
Accounting Treatment
      We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize expenses of the exchange offer over the term of the new notes.
Other
      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes, except as required by the registration rights agreements.

RATIO OF EARNINGS TO FIXED CHARGES
      Our consolidated ratio of earnings to fixed charges for each of the periods indicated are as follows:

	Six Months		Year Ended
	Ended June 30		December 31,

	2005	2004	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	3.91	7.36	7.48	4.91	4.32	6.16	17.70
      The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes and impairments plus fixed charges) by fixed charges (interest expense and the estimated interest component of rental expense).

USE OF PROCEEDS
      The exchange offer is intended to satisfy our obligations under each of the registration rights agreements. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes do not include certain transfer restrictions. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.
      We received net proceeds of approximately $144.4 million from the sale of the outstanding notes. We used these funds, and intend to use these funds:

•	to completely discharge outstanding indebtedness under, and to terminate, our second lien term credit facility, which amounted to $12.0 million;

•	to repay all advances outstanding under our bank credit facility, which amounted to $61.0 million;

•	to finance the acquisitions of assets located in Oklahoma and described below, which cost approximately $32.7 million; and

•	to fund future acquisitions and for general corporate purposes.

DESCRIPTION OF THE NEW NOTES
      PetroQuest Energy, Inc. and PetroQuest Energy, L.L.C. (the “Issuers”) will issue the new notes (the “Notes”), and they issued all of the outstanding notes, under the Indenture dated as of May 11, 2005 (the “Indenture”), among themselves, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.
      Claims of creditors of our subsidiaries that are not Subsidiary Guarantors, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) of such subsidiaries. See “— Ranking.”
      If the exchange offer contemplated by this prospectus is consummated, holders of outstanding notes who do not exchange those notes for Notes in the exchange offer will vote together with holders of Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the Notes, and the holders of such outstanding notes and the new notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the Notes outstanding shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the Notes then outstanding.
      The following description is an overview of the material provisions of the Notes and the Indenture and does not contain all of the information that may be important to you. You should carefully review the Indenture, the Notes and the information in this prospectus before you decide to invest in the Notes. We have filed the Indenture as an exhibit to the registration statement that includes this prospectus.
      You will find the definitions of capitalized terms used in this description under the heading “— Certain Definitions.” References in this Description of the New Notes to “interest” includes any additional interest payable at the time in question. In this description, (i) the term “Company” refers only to PetroQuest Energy, Inc. and not to any of its subsidiaries, (ii) the term “PetroQuest L.L.C.” refers only to PetroQuest Energy, L.L.C. and not to any of its subsidiaries and (iii) the terms “Issuers”, “we” and “our” refer to PetroQuest Energy, Inc. and PetroQuest Energy, L.L.C., as co-issuers of the Notes.
      The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreements. We urge you to read the Indenture and the Registration Rights Agreements because they, not this description, define your rights as holders of these Notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information.”
Brief Description of the Notes
      These Notes:

•	are unsecured senior, joint and several, obligations of the Issuers;

•	are senior in right of payment to any future Subordinated Obligations of the Issuers;

•	are guaranteed by each Subsidiary Guarantor; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreements.

Principal, Maturity and Interest
      The Issuers will issue the Notes initially with a maximum aggregate principal amount of $150.0 million. The Issuers will issue the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on May 15, 2012. Subject to our compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Indebtedness”, we are permitted to issue more Notes from time to time under the Indenture (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes”, references to the Notes include any Additional Notes actually issued.
      Interest on these Notes will accrue at the rate of 10 3/8% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on November 15, 2005. We will make each interest payment to the holders of record of these Notes on the immediately preceding May 1 and November 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.
      Interest on these Notes will accrue from May 11, 2005. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreements.
Optional Redemption
      Except as set forth below, we will not be entitled to redeem the Notes at our option prior to May 15, 2009.
      On and after May 15, 2009, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Period	Redemption Price

2009	105.188%
2010	102.594%
2011	100.000%
      Prior to May 15, 2008, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the original aggregate principal amount of the Notes (which includes Additional Notes, if any) at a redemption price (expressed as a percentage of principal amount) of 110.375%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

1. at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

2. each such redemption occurs within 90 days after the date of the related Equity Offering.
Selection and Notice of Redemption
      If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable.
      We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due and payable on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
      We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”. We may at any time and from time to time purchase Notes in the open market or otherwise.
Guarantees
      All the existing subsidiaries of PetroQuest L.L.C. and PetroQuest Energy, Inc., other than (1) PetroQuest L.L.C. itself, (2) PetroQuest Oil & Gas L.L.C. (which will be an Unrestricted Subsidiary), and (3) the subsidiaries of TDC Energy LLC, will be Subsidiary Guarantors. The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under these Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors — A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy law or similar state laws, which would prevent the holders of new notes from relying on the subsidiary to satisfy our payment obligations under the new notes”. Of the subsidiaries of TDC Energy LLC, all are inactive companies with no or nominal operations and assets except for CSP Pipeline, L.L.C., which is approximately 90% owned by TDC Energy L.L.C. The aggregate assets and revenues as of and for the year ended December 31, 2004 attributable to all subsidiaries of the Issuers that are not providing guarantees constituted less than 3% of the Company’s consolidated assets and revenues as of and for the period ended such date.
      Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
      If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors — Risks Relating to our Indebtedness, the Exchange Offer and the Notes”.
      Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Certain Covenants — Merger and Consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not an Issuer or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

1. the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary; or

2. the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;
in each case other than to the Issuers or an Affiliate of the Issuers and as permitted by the Indenture and if in connection therewith the Issuers provide an Officers’ Certificate to the Trustee to the effect that the Issuers will comply with their obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.
      The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

1. upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

2. at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under “— Certain Covenants — Future Guarantors”; or

3. if we exercise our legal defeasance option or our covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.
Ranking

Senior Indebtedness versus Notes
      The indebtedness evidenced by these Notes and the Subsidiary Guaranties will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of the Issuers and the Subsidiary Guarantors, as the case may be. The Notes will be guaranteed by the Subsidiary Guarantors.
      As of June 30, 2005, after giving pro forma effect to the offering of the Notes:

1. the Issuers have had no Senior Indebtedness other than the Notes; and

2. the Subsidiary Guarantors would have had no Senior Indebtedness other than their Subsidiary Guaranties.
      The Notes are unsecured obligations of the Issuers. Secured debt and other secured obligations of the Issuers (including obligations with respect to the Credit Agreement) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes
      A substantial portion of our operations is currently conducted through PetroQuest L.L.C., although in the future our operations could be conducted through our subsidiaries. As described above under “— Guarantees”, Subsidiary Guaranties may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the Notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries.
      At June 30, 2005, pro forma for the Acquisitions, our non-guarantor subsidiaries had no outstanding Indebtedness and no other material liabilities. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness”.

Change of Control
      Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Issuers repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

1. any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

2. unless the Company and PetroQuest L.L.C. have merged with each other or unless PetroQuest L.L.C. has been disposed of in its entirety in compliance with the covenant described under “Certain Covenants — Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”, the Company ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 100% of the total voting power of the Voting Stock of PetroQuest L.L.C.;

3. individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

4. the adoption of a plan relating to the liquidation or dissolution of the Company; or

5. the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.
      Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

1. that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

2. the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

3. the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

4. the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

      We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.
      The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness”, “— Limitation on Liens” and “— Limitation on Sale/ Leaseback Transactions”. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.
      In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under an agreement with other lenders, including the Credit Agreement.
      Our existing bank credit facility does, and any future indebtedness that we may incur may, contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
      The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.
      The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants
      The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness
      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuers and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis (1) the Consolidated Coverage Ratio exceeds 2.5 to 1 and (2) the Adjusted ACNTA to Indebtedness Ratio exceeds 2.0 to 1.
      (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

1. Indebtedness Incurred by the Issuers and Subsidiary Guarantors pursuant to any Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $75.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” and (B) 20% of ACNTA;

2. Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if either Issuer is the obligor on such Indebtedness and the holder of such Indebtedness is neither an Issuer nor a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to all obligations with respect to the Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness and the holder of such Indebtedness is neither an Issuer nor a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty; provided further, however, that nothing in the foregoing clauses (B) or (C) prohibit the repayment of such Indebtedness at maturity or otherwise in compliance with the terms of the Indenture;

3. the Notes and the Exchange Notes (other than any Additional Notes);

4. Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

5. Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Issuers would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

6. Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary; provided further, however, that the Existing Second Lien Term Loan shall not be Refinanced pursuant to this clause (6);

7. Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and the Restricted Subsidiaries pursuant to the Indenture;

8. Hedging Obligations consisting of Oil and Natural Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries;

9. obligations in respect of completion, performance, bid and surety bonds and completion guarantees, insurance obligations or bonds and other similar bonds and obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business or letters of credit providing support for any such obligations or bonds;

10. Non-Recourse Purchase Money Indebtedness;

11. Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished promptly following its Incurrence;

12. Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by an Issuer or a Subsidiary Guarantor of Indebtedness Incurred pursuant to clause (3), (4), (7), (8) or (9) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4);

13. In-kind obligations relating to oil and natural gas balancing obligations arising in the ordinary course of business; and

14. Indebtedness of the Company or of any of its Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $15.0 million.
      (c) Notwithstanding the foregoing paragraph (b), neither the Issuers nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Issuers or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.
      (d) For purposes of determining compliance with this covenant:

1. any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the Notes on the Issue Date will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

2. in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses; provided, however, that any Indebtedness originally classified as Incurred pursuant to clause (b)(13) above may later be reclassified as having been Incurred pursuant to paragraph (a) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) above at the time of such reclassification; provided further, however, that any Indebtedness originally classified as Incurred pursuant to any clause of paragraph (b) may later be reclassified as having been Incurred pursuant to any other clause of paragraph (b) above to the extent that such reclassified Indebtedness could be Incurred pursuant to such other clause of paragraph (b) at the time of reclassification; and

3. the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

     Limitation on Restricted Payments
      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

1. a Default shall have occurred and be continuing (or would result therefrom);

2. the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

3. the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2005 to the end of the most recent fiscal quarter for which internal financial statements of the Company are available at the time of determination (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds and 100% of the Fair Market Value of securities or other property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business that become Restricted Subsidiaries or assets used in the Oil and Gas Business) received by the Company subsequent to the Issue Date from the issue or sale of Capital Stock of the Company (other than Disqualified Stock), other than Capital Stock sold to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; plus

(C) 100% of the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issue or sale of any Capital Stock of the Company (other than Disqualified Stock) to an Employee Stock Purchase Plan; provided, however, that if an Employee Stock Purchase Plan Incurs any Indebtedness to finance the purchase of such Capital Stock, such aggregate amount will be limited to the excess of such Net Cash Proceeds over the amount of such Indebtedness plus an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by an Employee Stock Purchase Plan with respect to such Indebtedness after the Issue Date; plus

(D) the amount by which Indebtedness is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the Fair Market Value of any property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(E) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted

Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, such excess shall not be included in this clause (E) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (A)-(D); plus

(F) $5.0 million.

      (b) The preceding provisions will not prohibit:

1. the making of any Restricted Payment (including a dividend) within 60 days after the date the Company or Restricted Subsidiary became legally or contractually obligated to make such Restricted Payment (including the declaration of a dividend), if at the date of becoming so legally or contractually bound, such Restricted Payment would have complied with the provisions of the Indenture (and such Restricted Payment shall be deemed to be made on the date of becoming so legally or contractually bound for purposes of any calculation required by this covenant); provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments unless otherwise excluded pursuant to clause (2) through (9) below;

2. the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligation of the Company or any Subsidiary Guarantor or of any Capital Stock of the Company or any Restricted Subsidiary in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Stock); provided, however, that (A) the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clauses (3)(B) and (C) of paragraph (a) above and (B) such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded in the calculation of the amount of Restricted Payments;

3. the defeasance, redemption, repurchase, retirement or other acquisition of any Subordinated Obligations of the Company or of any Subsidiary Guarantor with the Net Cash Proceeds from an Incurrence of any Subordinated Obligations permitted to be Incurred under the caption “— Limitation on Indebtedness;” provided, however, that such defeasance, redemption, repurchase, retirement or other acquisition shall be excluded in the calculation of Restricted Payments;

4. so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary of the Company held by any employees, former employees, directors or former directors of Company or any of its Restricted Subsidiaries (or heirs, estates or other permitted transferees of such employees or directors) pursuant to any agreements (including employment agreements), management equity subscription agreement or stock option agreements or plans (or amendments thereto), approved by the Board of Directors, under which such individuals purchase or sell or are granted the right to purchase or sell shares of Capital Stock; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $2.0 million in any twelve-month period; provided further, however, that such repurchase, redemption or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

5. repurchases or other acquisitions for value of Capital Stock deemed to occur upon the exercise or exchange of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof or made in lieu of withholding taxes in connection with any such exercise or exchange; provided, however, that such repurchases or other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;

6. so long as no Default has occurred and is continuing, upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the offer to repurchase the Notes under the covenants described under “— Change of Control” or “— Limitation on Sales of Assets and Subsidiary Stock” above (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Obligations required under the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or other retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

7. so long as no Default has occurred or is continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or business combinations; provided, however, that such purchases shall be excluded in the calculation of the amount of Restricted Payments;

8. the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that at the time of declaration of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments; or

9. payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause 2 of paragraph (b) of the covenant described under “— Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

      The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment is made or deemed made.
      For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1)-(9) above, the Company, in its sole discretion, may order and classify such Restricted Payment in any manner in compliance with this covenant.
      In computing Consolidated Net Income under clause (3)(A) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination.

Limitation on Restrictions on Distributions from Restricted Subsidiaries
      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Issuers, (b) make any loans or advances to the Issuers or (c) transfer any of its property or assets to the Issuers, except:

1. with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement (including the Credit Agreement) in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted

Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially less favorable, taken as a whole, to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(E) any encumbrance or restriction on the disposition or distribution of assets or property, including cash or other deposits, under agreements entered into in the ordinary course of the Oil and Gas Business of the types described in clause (2) of the definition of Permitted Business Investments.

2. with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary subletting, nonassignment or transfer provisions in leases, licenses, similar agreements, operating agreements or other agreements customary in the Oil and Gas Business to the extent such provisions restrict the transfer of the lease, license or similar agreement or the property subject thereto; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock
      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

1. the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;

2. at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

3. an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of either of the Issuers or of a Subsidiary Guarantor or any Indebtedness (other than any Disqualified Stock) of any Restricted Subsidiary that is neither PetroQuest L.L.C. nor a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets or to make capital expenditures in the Oil and Natural Gas Business within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Issuers or of a Subsidiary Guarantor designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Issuers or of a Subsidiary Guarantor) pursuant to and subject to the conditions contained in the Indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above or this clause (C), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.
      Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.
      For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

1. the assumption or discharge of Senior Indebtedness of the Issuers or of a Subsidiary Guarantor (other than obligations in respect of Disqualified Stock of the Issuers) or any Indebtedness of any Restricted Subsidiary that is neither PetroQuest L.L.C. nor a Subsidiary Guarantor (other than obligations in respect of Disqualified Stock of such Restricted Subsidiary) and the release of the Issuers, Subsidiary Guarantor or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

2. securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.
      (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Issuers or of a Subsidiary Guarantor) pursuant to clause (a)(3)(C) above, the Issuers will purchase Notes tendered pursuant to an offer by the Issuers for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuers will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Issuers shall not be required to make such an offer to purchase Notes pursuant to this covenant if the Net Available Cash available therefor (and for the purchase of such other Senior Indebtedness) is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.
      (c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions
      (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

1. the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

2. if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

3. if such Affiliate Transaction involves an amount in excess of $15.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.
      (b) The provisions of the preceding paragraph (a) will not prohibit:

1. any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to paragraph (a) of the covenant described under “— Limitation on Restricted Payments”;

2. any employment agreement or other employee compensation plan or arrangement in existence on the Issue Date or entered into thereafter in the ordinary course of business including any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

3. loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

4. the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

5. any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity (excluding an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

6. indemnities of officers, directors and employees of the Company or any Restricted Subsidiary consistent with applicable charter, by-law or statutory provisions;

7. the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

8. any transaction with an Unrestricted Subsidiary to the extent such transaction is in the ordinary course of business of the Company and its Restricted Subsidiaries and of such Unrestricted Subsidiary; and

9. any transaction with Affiliates pursuant to arrangements in existence on the Issue Date pursuant to which those Affiliates own, or are entitled to acquire, working, overriding royalty or other similar interests in particular properties operated by the Company or any Restricted Subsidiary or in which any of the Company or one or more Restricted Subsidiaries also own an interest.

Limitation on Line of Business
      The Company will not, and will not permit any Restricted Subsidiary, to engage in any material respect in any business other than a Related Business.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries
      The Company

1. will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

2. will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

(A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “— Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.
      For purposes of this covenant, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

Limitation on Liens
      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.
      Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/ Leaseback Transactions
      The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/ Leaseback Transaction with respect to any property unless:

1. the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/ Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “— Limitation on Liens”;

2. the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/ Leaseback Transaction are at least equal to the Fair Market Value of such property; and

3. the Company applies the proceeds of such transaction in compliance with the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock”.

Merger and Consolidation
      (a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

1. the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not an the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

2. immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

3. immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”;

4. the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

5. the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;
provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company, (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction in the United States or (C) as long as PetroQuest L.L.C. is at the time a Restricted Subsidiary of the Company, the consolidation or merger of the Company with or into PetroQuest L.L.C. or the transfer of all or part of the properties of the Company to PetroQuest L.L.C.
      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
      The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.
      (b) The Company will not permit PetroQuest L.L.C. or any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

1. the resulting, surviving or transferee Person (if not PetroQuest L.L.C. or such Subsidiary, as the case may be) shall be a Person organized and existing under the laws of the jurisdiction under which PetroQuest L.L.C. or such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person (if not PetroQuest L.L.C. or such Subsidiary Guarantor) shall expressly assume, by a supplemental indenture (if such Person is consolidating or merging with, or acquiring all or substantially all the assets of, PetroQuest L.L.C.) or by a Guaranty Agreement (if such Person is consolidating or merging with, or acquiring all or substantially all the assets of, any Subsidiary Guarantor), all the obligations of PetroQuest L.L.C. under the Indenture or of such Subsidiary, if any, under its Subsidiary Guaranty, as the case may be; provided, however, that the foregoing shall not apply in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition;

2. immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

3. the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture or Guaranty Agreement, if any, complies with the Indenture.

Future Guarantors
      The Company will cause each domestic Restricted Subsidiary to, and each Foreign Subsidiary that enters into a Guarantee of any Indebtedness of an Issuer or of a Restricted Subsidiary (other than a Foreign Subsidiary that Guarantees Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports
      Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. Person subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time, the Issuers are not subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Issuers agree that they will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Issuers will post the reports specified in the preceding sentence on the Company’s website within the time periods that would apply if the Issuers were required to file those reports with the SEC. At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then, unless the operations, assets, liabilities and cash flows of the Unrestricted Subsidiaries are, in aggregate, immaterial, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

      In addition, the Issuers will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.
Defaults
      Each of the following is an Event of Default:

1. a default in the payment of interest on the Notes when due, continued for 30 days;

2. a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

3. the failure by the Company to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

4. the failure by either Issuer to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes) or under “— Certain Covenants” under “— Limitation on Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “— Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “— Limitation on Affiliate Transactions”, “— Limitation on Line of Business”, “— Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”, or “— Limitation on Liens”, “— Limitation on Sale/ Leaseback Transactions”, “— Future Guarantors”, or “— SEC Reports”;

5. the failure by the Issuers or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

6. Indebtedness of an Issuer, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the “cross acceleration provision”);

7. certain events of bankruptcy, insolvency or reorganization of an Issuer, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

8. any judgment or decree for the payment of money in excess of $5 million is entered against an Issuer, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

9. a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (other than in accordance with the terms of such Subsidiary Guaranty).
However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.
      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of an Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

1. such holder has previously given the Trustee notice that an Event of Default is continuing;

2. holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

3. such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

4. the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

5. holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.
      If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Notwithstanding the immediately preceding sentence, except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.
Amendments and Waivers
      Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not:

1. reduce the amount of Notes whose holders must consent to an amendment;

2. reduce the rate of or extend the time for payment of interest on any Note;

3. reduce the principal of or change the Stated Maturity of any Note;

4. reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “— Optional Redemption” above;

5. make any Note payable in money other than that stated in the Note;

6. impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

7. make any change in, the amendment provisions which require each holder’s consent or in the waiver provisions;

8. make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

9. make any change in, or release other than in accordance with the Indenture, any Subsidiary Guaranty that would adversely affect the Noteholders.
      Notwithstanding the preceding, without the consent of any holder of the Notes, the Issuers, the Subsidiary Guarantors and Trustee may amend the Indenture:

1. to cure any ambiguity, omission, defect or inconsistency;

2. to provide for the assumption by a successor corporation of the obligations of the Issuers or any Subsidiary Guarantor under the Indenture;

3. to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

4. to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

5. to add to the covenants of the Issuers or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuers or a Subsidiary Guarantor;

6. to make any change that does not adversely affect the rights of any holder of the Notes and any change to conform the Indenture to any terms explicitly described in this “Description of the New Notes”;

7. to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

8. to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.
      The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
      After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.
      Neither the Issuers nor any Affiliate of the Issuers may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
Transfer
      The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge
      When we (1) deliver to the Trustee all outstanding Notes for cancelation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.
Defeasance
      At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.
      In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the covenant default provisions with respect to such terminated covenants, the operation of the cross acceleration provision, the bankruptcy default provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).
      We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (8) or (9) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of paragraph (a) under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to the its Subsidiary Guaranty.
      In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date).
Concerning the Trustee
      The Bank of New York Trust Company, N.A. is to be the Trustee under the Indenture. We have appointed The Bank of New York Trust Company, N.A. as Registrar and Paying Agent with regard to the Notes.
      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers or of a Subsidiary Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of the Issuers or any Subsidiary Guarantor will have any liability for any obligations of the Issuers or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
      The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
      “Additional Assets” means:

1. any property, plant or equipment used in a Related Business;

2. the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

3. Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
      “Adjusted ACNTA” means, as of any date of determination, ACNTA; provided, however, that for purposes of this definition, (1) instead of utilizing prices utilized in the relevant year end reserve report, Adjusted ACNTA will be calculated using the Three-Year Strip Price as of such date of determination, (2) ACNTA shall be calculated to give effect to any acquisitions or dispositions of proved reserves to be consummated on such date of determination and (3) the reference in the definition of ACNTA to “Material Change” shall be deemed to be a reference to a “Significant Change”.
      “Adjusted ACNTA to Indebtedness Ratio” means, at any date of determination, the ratio of (a) Adjusted ACNTA as of such date of determination to (b) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination.
      “Adjusted Consolidated Net Tangible Assets” or “ACNTA” means (without duplication), as of the date of determination:
      (a) the sum of:

1. discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the fiscal year ending prior to the date of determination (or, if the date of determination is within 45 days after the end of the immediately preceding fiscal year and no reserve report as of the end of such fiscal year has at the time been prepared, as of the end of the second preceding fiscal year), which reserve report is prepared or audited by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report) of:

(A) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

(B) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report;

and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(C) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(D) reductions in the estimated oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report;
provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be estimated by the Company’s engineers in accordance with customary reserve engineering practices, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

2. the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the end of the most recent fiscal quarter for which internal financial statements of the Company have been made available prior to the date of determination;

3. the Net Working Capital as of the end of the most recent fiscal quarter for which internal financial statements of the Company have been made available prior to the date of determination; and

4. the greater of (i) the net book value as of a date no earlier than the end of the most recent fiscal quarter for which internal financial statements of the Company have been made available prior to the date of determination and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date within the immediately preceding twelve months (provided, however, that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has, been performed); minus
      (b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of

1. minority interests;

2. any natural gas balancing liabilities of the Company and its Restricted Subsidiaries as of the effective date of the reserve report referred to in (a)(1) above;

3. the discounted future net revenue, as of the effective date of such reserve report, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to participation interests, overriding royalty interests or other interests of third parties in reserves, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

4. the discounted future net revenue, as of the effective date of such reserve report, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

5. the discounted future net revenue, as of the effective date of such reserve report, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(1) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

      Whether the Company uses the successful efforts method of accounting or the full cost (or similar method) method of accounting, ACNTA will be calculated as if the Company were using the full cost method of accounting.
      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments”, “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.
      “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

1. any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

2. any other assets (other than Capital Stock) of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary
(other than, in the case of clauses (1) and (2) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”;

(C) any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value of less than $2.0 million; or (b) results in Net Available Cash to the Company and its Restricted Subsidiaries of less than $2.0 million;

(D) the trade or exchange (“Permitted Asset Exchange”) by the Company or any Restricted Subsidiary of any oil and gas lease, oil or gas property or interest therein and any related assets owned or held by the Company or such Restricted Subsidiary for (a) any oil and gas lease, oil or gas property or interest therein and any related assets owned or held by another Person or (b) the Capital Stock of another Person that becomes a Restricted Subsidiary as a result of such trade or exchange or the Capital Stock of another Person that is a joint venture, partnership or other similar entity, in each case all or substantially all of whose assets consist of crude oil or natural gas properties, including in the case of either of clauses (a) or (b), any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the property or Capital Stock received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is substantially equal to the Fair Market Value of the property (including any cash or cash equivalents so traded or exchanged);

(E) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(F) any Production Payment and Reserve Sales created, issued or assumed in connection with the financing of the acquisition of oil and gas properties that are subject thereto (and within 90 days after such acquisition), so long as owner or purchaser of such Production Payment and Reserve Sale has recourse solely to such oil and gas properties and to the proceeds thereof, subject to the obligation of the grantor or transferor of such Production Payment and Reserve Sale to operate and maintain the related oil and gas properties in a prudent manner or other customary standard, to deliver the associated production (if required) and to indemnify with respect to environmental, title and other matters customary in the Oil and Gas Business;

(G) any issuance or sale of Capital Stock of the Company;

(H) a disposition of cash or Temporary Cash Investments; and

(I) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien)).
      For the avoidance of doubt, any disposition of oil, natural gas or other hydrocarbons or other mineral products; any abandonment, relinquishment, farm-in, farm-out, lease, sub-lease or other disposition of developed or undeveloped or both developed and underdeveloped oil and gas properties; the provision of services, equipment and other assets for the operation and development of the Company’s and its Restricted Subsidiaries’ oil and natural gas wells (notwithstanding that any such transaction may be recorded as an asset sale in accordance with full cost accounting guidelines); any assignment of a working, overriding royalty or net profits interest to an employee or consultant of the Company or any of its Restricted Subsidiaries in connection with the generation of prospects or the exploration or development of oil and natural gas projects; and the liquidation of any assets received in settlement of claims owed to the Company or any Restricted Subsidiary, in each such case in the ordinary course of business of the Company or its Subsidiaries, will not constitute an Asset Disposition.
      “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/ Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

1. the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

2. the sum of all such payments.
      “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.
      “Business Day” means each day which is not a Legal Holiday.
      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.
      “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters prior to the date of such determination for which internal financial statements are available to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

1. if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

2. if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

3. if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

4. if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes producing oil and gas properties or all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

5. if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).
      If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.
      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

1. interest expense attributable to Capital Lease Obligations;

2. amortization of debt discount and debt issuance cost;

3. capitalized interest;

4. non-cash interest expense;

5. commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

6. net payments pursuant to Interest Rate Agreements;

7. dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial or accounting Officer of the Company in good faith);

8. interest incurred in connection with Investments in discontinued operations;

9. interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

10. the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

      “Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

1. any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during or with respect to such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

2. any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

3. any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

4. any gain (or loss), together with any provision for taxes related to such gain (or loss), realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) together with any provision for taxes related to such gain (or loss), realized upon the sale or other disposition of any Capital Stock of any Person;

5. any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133);

6. any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

7. extraordinary or non-recurring gains or losses, together with any provision for taxes related to such extraordinary or non-recurring gains or losses; and

8. the cumulative effect of a change in accounting principles, in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.
      “Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

(1) the par or stated value of all outstanding Capital Stock of the Company plus

(2) paid-in capital or capital surplus relating to such Capital Stock plus

(3) any retained earnings or earned surplus
less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.
      “Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 14, 2003, by and among the Company, PetroQuest L.L.C., and JP Morgan Chase Bank, N.A., successor by merger to Bank One, NA, as the agent together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document), including an indenture or any receivables financing document, governing Indebtedness Incurred to Refinance, replace or supplement, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, including any such agreements which increase the aggregate amount of Indebtedness outstanding or permitted to be outstanding under such Credit Agreement.
      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.
      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

1. matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

2. is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

3. is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;
in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an

“asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Change of Control”; and

(B) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.
The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
      “Dollar Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
      “EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

1. all income tax expense of the Company and its consolidated Restricted Subsidiaries;

2. Consolidated Interest Expense;

3. depreciation, depletion and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); and

4. all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period but including non-cash charges resulting from the application of FAS 143) less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries in the ordinary course of business);
in each case for such period and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

(A) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

(B) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.
      Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

      “Employee Stock Purchase Plan” means any employee stock ownership plan or trust or any employee stock purchase plan or other similar arrangement for the benefit of employees of the Company or of some or all of its Restricted Subsidiaries or of both the Company and some or all of its Restricted Subsidiaries.
      “Equity Offering” means:

1. any underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company registered under the Securities Act (other than on Form S-8 or any successor thereto but including any such offering in connection with an employee stock ownership plan) and other than any issuance of securities under any benefit plan of the Company (other than any issuance of securities under any benefit plan of the Company (other than an employee stock ownership plan); and

2. any unregistered offering of Capital Stock (other than Disqualified Stock) of the Company, so long as, at the time of the consummation thereof, the Company has a class of Capital Stock registered pursuant to Section 12(b) or 12(g) under the Exchange Act.
      “Exchange Notes” means the debt securities of the Issuers issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreements.
      “Existing Second Lien Term Loan” means the Senior Second Lien Secured Credit Agreement dated as of November 6, 2003, among the Company, PetroQuest L.L.C. and MacQuarie Americas Corp., as administrative agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.
      “Fair Market Value” means, with respect to any Asset Disposition, Sale/ Leaseback Transaction or Restricted Payment (or Investment or Permitted Investment), the price that would be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by:

1. if the value of such Asset Disposition, Sale/ Leaseback Transaction or Restricted Payment (or Investment or Permitted Investment) is less than $10.0 million, an Officer of the Company; and

2. if the value of such Asset Disposition, Sale/ Leaseback Transaction or Restricted Payment (or Investment or Permitted Investment) is $10.0 million or greater, the Board of Directors of the Company.
      “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.
      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

1. the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

2. statements and pronouncements of the Financial Accounting Standards Board;

3. such other statements by such other entity as approved by a significant segment of the accounting profession; and

4. the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

1. to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

2. entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
      “Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Issuers’ obligations with respect to the Notes on the terms provided for in the Indenture.
      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Oil and Natural Gas Hedging Contract.
      “Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.
      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

1. amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

2. the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

3. the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.
      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

1. the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

2. all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

3. all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

4. all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

5. the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person (unless such Subsidiary is an Issuer), the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

6. all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

7. all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured;

8. to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

9. any guarantee by such Person of production or payment with respect to a Production Payment, but excluding guarantees with respect to operation and maintenance of the related oil and gas properties in a prudent manner, delivery of the associated production (if required) and other such contractual obligations.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. In addition, except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute “Indebtedness.”
      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
      “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.
      “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.
      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

      For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

1. “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

2. any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
      “Issue Date” means May 11, 2005.
      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or the State of Texas.
      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
      “Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated development costs) of more than 50% during a fiscal quarter in the discounted future net revenues from proved oil and natural gas reserves of the Company and the Restricted Subsidiaries, calculated in accordance with clause (a)(1) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

1. any acquisitions during the fiscal quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

2. any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”.
      “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
      “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

1. all legal, title, recording, engineering, environmental, accounting, investment banking, brokerage and relocation expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

2. all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

3. all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

4. the deduction of appropriate amounts as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

5. any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.
      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “Net Working Capital” of the Company means:

1. all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business; minus

2. all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness (including the Notes), current liabilities from commodity price risk management activities arising in the ordinary course of business, current liabilities recorded with respect to stock-based compensation and current liabilities that constitute estimated abandonment costs pursuant to FAS 143;
in each case, determined in accordance with GAAP.
      “Non-Recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Company or any Restricted Subsidiary Incurred in connection with the acquisition by the Company or such Restricted Subsidiary of assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations) with respect to which:

1. the holders of such Indebtedness agree that they will look solely to the assets so acquired that secure such Indebtedness, and except for the interest of the Company or such Restricted Subsidiary, neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired assets); and

2. no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Restricted Subsidiary to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.
      “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.
      “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.
      “Officers’ Certificate” means a certificate signed by two Officers, which certificate shall be deemed to be, and the Trustee may rely on its being, executed and delivered by the Officers signing it on behalf of both the Issuers.

      “Oil and Gas Business” means:

1. the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, natural gas, other hydrocarbon and mineral properties;

2. the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons;

3. any business or activity relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of oil, natural gas, other hydrocarbons and minerals and products produced in association therewith;

4. any other related energy business, including power generation and electrical transmission business where fuel required by such business is supplied, directly or indirectly, from oil, natural gas, other hydrocarbons and minerals produced substantially from properties in which the Company or the Restricted Subsidiaries, directly or indirectly, participate;

5. any business relating to oil field sales and service; and

6. any activity necessary, appropriate or incidental to the activities described in the preceding clauses (1) through (5) of this definition.
      “Oil and Natural Gas Hedging Contract” means any oil and natural gas hedging agreement and other agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in oil and natural gas prices.
      “Oil and Gas Liens” means:

1. Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs (other than Indebtedness) incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” will include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or that relate to such properties or interests);

2. Liens on an oil or gas producing property to secure obligations incurred or Guarantees of obligations incurred (in each case, other than Indebtedness) in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

3. Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, gas balancing or deferred production agreements, production sharing agreements, area of mutual interests agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas Business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

4. Liens securing Production Payments and Reserve Sales; provided, however, that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales, and such Production Payments and Reserve Sales either:

(a) were in existence on the Issue Date,

(b) were created in connection with the acquisition of property after the Issue Date and such Lien was incurred in connection with the financing of, and within 90 days after, the acquisition of the property subject thereto, or

(c) constitute Asset Sales made in compliance with the covenant entitled “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock;” and

5. Liens on pipelines or pipelines facilities that arise by operation of law.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
      “Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

1. ownership of oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

2. the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements (including for limited liability companies), transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding however, Investments in corporations.
      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

1. the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Person or Restricted Subsidiary is a Related Business;

2. another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

3. cash and Temporary Cash Investments;

4. receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

5. payroll, commissions, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

6. loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

7. stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

8. any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

9. any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

10. any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

11. any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

12. any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date;

13. Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

14. any Person to the extent such Investments are made solely with or in exchange for Capital Stock (other than Disqualified Stock) of the Company;

15. Permitted Business Investments; and

16. Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (16) and outstanding on the date such Investment is made, do not exceed $10.0 million.
      “Permitted Liens” means, with respect to any Person:

1. pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds or bonds of a similar nature to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

2. Liens incurred in the ordinary course of business (other than in connection with Indebtedness) or imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, Liens to the extent arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

3. Liens for taxes, assessments and governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

4. Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

5. minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

6. Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

7. Liens to secure Indebtedness and related Obligations permitted under the provisions described in clause (b)(1) under “— Certain Covenants — Limitation on Indebtedness”;

8. Liens existing on the Issue Date;

9. Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

10. Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

11. Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

12. Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

13. Oil and Gas Liens;

14. Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.
Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock”. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on, and fees and expenses incurred in connection with, such Indebtedness.
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “PetroQuest L.L.C.” means PetroQuest Energy, L.L.C., a Louisiana limited liability company, and its successors.
      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
      “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.
      “Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.
      “Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties or reserves.
      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

1. such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

2. such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

3. such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium (including any premium paid in connection with a tender offer for such Indebtedness) and defeasance costs) under the Indebtedness being Refinanced; and

4. if the Indebtedness being Refinanced is subordinate in right of payment to the Notes, such Refinancing Indebtedness is subordinate in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      “Registration Rights Agreements” means the Registration Rights Agreements dated May 6, 2005 and June 17, 2005 respectively, among the Issuers, the Subsidiary Guarantors and the initial purchasers.
      “Related Business” means any Oil and Gas Business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.
      “Restricted Payment” with respect to any Person means:

1. the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in respect of its Capital Stock in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

2. the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

3. the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Issuers or of any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

4. the making of any Investment (other than a Permitted Investment) in any Person.
      “Restricted Subsidiary” means any Subsidiary of the Company, including PetroQuest L.L.C., that is not an Unrestricted Subsidiary.
      “Sale/ Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.
      “SEC” means the U.S. Securities and Exchange Commission.
      “Securities Act” means the U.S. Securities Act of 1933, as amended.
      “Senior Indebtedness” means with respect to any Person:

1. Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

2. all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(A) any obligation of such Person to the Company or any Subsidiary;

(B) any liability for Federal, state, local or other taxes owed or owing by such Person;

(C) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(D) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(E) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.
      “Significant Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated development costs) of more than 10% during a fiscal quarter in the discounted future net revenues from proved oil and natural gas reserves of the Company and the Restricted Subsidiaries, calculated in accordance with clause (a)(1) of the definition of ACNTA (except that, instead of utilizing prices used in the relevant year end reserve report, prices shall be calculated using the Three-Year Strip Price as of the date of determination); provided, however, that the following shall be excluded from the calculation of Significant Change:

(1) any acquisitions during the fiscal quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”.
      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
      “Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
      “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.
      “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

1. such Person;

2. such Person and one or more Subsidiaries of such Person; or

3. one or more Subsidiaries of such Person.

      “Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.
      “Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Issuers’ obligations with respect to the Notes.
      “Temporary Cash Investments” means any of the following:

1. any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

2. investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

3. repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

4. investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

5. investments in securities with maturities of nine months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

6. investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.
      “Three-Year Strip Price” means, as of any date of determination, (a) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil (WTI Cushing) and natural gas (Henry Hub) for the 36 succeeding months as quoted on New York Mercantile Exchange (or its successor) and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including 25th month in such 36-month period through the 36th month in such period; provided, however, that to the extent there are any Oil and Natural Gas Hedging Contracts in effect as of the date of determination with respect to the Company and its Restricted Subsidiaries, the prices specified in such Contracts for any periods after the date of determination will be used instead of the Three-Year Strip Price for such periods.
      “Trustee” means The Bank of New York Trust Company, N.A. until a successor replaces it and, thereafter, means the successor.
      “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.
      “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      “Unrestricted Subsidiary” means:

1. PetroQuest Oil & Gas L.L.C. and any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

2. any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary but excluding PetroQuest L.L.C.) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments”.
      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
      “Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
      “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
      “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

REGISTRATION RIGHTS AGREEMENTS
      We, the Subsidiary Guarantors and the initial purchasers have entered into registration rights agreements in connection with the issuance of the notes. Under the agreements, we and our Subsidiary Guarantors agreed to:

1. not later than August 9, 2005, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the new notes for new notes of the Issuers (the “Exchange Notes”) having terms substantially identical in all material respects to the new notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions);

2. use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or prior to November 7, 2005;

3. as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the Exchange Notes in exchange for surrender of the new notes; and

4. keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the new notes.
      For each new note validly tendered to us and not withdrawn pursuant to the Registered Exchange Offer, we will issue to the holder of such new note an Exchange Note having a principal amount equal to that of the surrendered new note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the new note surrendered in exchange therefor, or, if no interest has been paid on such new note, from the date of its original issue.
      Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the Registered Exchange Offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of either Issuer, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement.
      Under the registration rights agreements, the Issuers are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).
      A holder of new notes (other than certain specified holders) who wishes to exchange such new notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of either Issuer, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      In the event that:

1. applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

2. for any other reason we do not consummate the Registered Exchange Offer on or prior to December 7, 2005; or

3. an Initial Purchaser shall notify us following consummation of the Registered Exchange Offer that new notes held by it are not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer; or

4. certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the Exchange Notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

1. promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the new notes or the Exchange Notes, as the case may be;

2. (A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to December 7, 2005 and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

3. keep the Shelf Registration Statement effective until the earliest of (A) the time when the new notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) May 11, 2007 and (C) the date on which all new notes registered thereunder are disposed of in accordance therewith.
      We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the new notes or the Exchange Notes, as the case may be. A holder selling such new notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreements that are applicable to such holder (including certain indemnification obligations).
      We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the new notes or Exchange Notes by the holder as we may from time to time reasonably require for the inclusion of the holder in the Shelf Registration Statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.
      We will pay additional cash interest on the new notes and Exchange Notes, subject to certain exceptions,

1. if the Issuers fail to file an Exchange Offer Registration Statement with the SEC on or prior to August 9, 2005,

2. if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to November 7, 2005 or, if obligated to file a Shelf Registration Statement pursuant to clause 2(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to December 7, 2005,

3. if the Exchange Offer is not consummated on or before the 30th day after the Exchange Offer Registration Statement is declared effective,

4. if obligated to file the Shelf Registration Statement pursuant to clause 2(B) above, the Issuers fail to file the Shelf Registration Statement with the SEC on or prior to the 30th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises,

5. if obligated to file a Shelf Registration Statement pursuant to clause 2(B) above, the Shelf Registration Statement is not declared effective on or prior to the 60th day after the Shelf Filing Date, or

6. after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions)
(each such event referred to in the preceding clauses (1) through (6), a “Registration Default”), from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.
      The rate of the additional interest will be 0.50% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.50% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the new notes and the Exchange Notes.
      All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the new notes shall be deemed to include any additional interest pursuant to the registration rights agreements.
      If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all new notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.
      The above description of the registration rights agreements is a summary only. It is not complete and does not describe all of the provisions of the registration rights agreements. We will provide a copy of the registration rights agreements to prospective purchasers of notes who are identified to it by an initial purchaser upon request.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the new notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986 as amended (the “Code”) and regulations, rulings and judicial decisions thereunder now in effect, all of which are subject to change, possibly on a retroactive basis or are subject to different interpretations. This summary deals only with holders that will hold the new notes as “capital assets” (generally, property held for investment) and does not address tax considerations applicable to investors that may be subject to special tax rules, including financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the new notes as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes, regulated investment companies, real estate investment trusts, or persons that have a “functional currency” other than the U.S. dollar. If a partnership holds the new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our new notes, you should consult your tax advisor. This summary discusses the tax considerations applicable only to those purchasers who purchase the new notes in the initial offering at their “issue price” and does not discuss the tax considerations applicable to other purchasers of the notes. Moreover, this summary does not discuss alternative minimum tax consequences, if any, or any state, local or foreign tax consequences to holders of the new notes. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.
      INVESTORS CONSIDERING THE PURCHASE OF NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Exchange Offer
      The receipt of new notes in exchange for outstanding notes pursuant to the offer that is made by this prospectus will not constitute a taxable exchange. As a result, you should not recognize a taxable gain or loss as a result of receiving new notes in exchange for your outstanding notes, the holding period of the new notes should include the holding period of the outstanding notes exchanged therefor and the adjusted tax basis of the new notes should be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before the exchange.
United States Federal Income Taxation of United States Holders
      United States Holders. As used in this tax discussion, a “United States Holder” means a beneficial owner of a note that for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust (i) if it is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election, in effect under applicable United States Treasury Regulations to be treated as a United States person.

      Pre-Issuance Accrued Interest. A portion of the purchase price of the new notes is attributable to the amount of interest accrued prior to the date the new notes were issued. We intend to take the position that, on the first interest payment date, a portion of the interest received (in an amount equal to the pre-issuance accrued interest) is not income and is not taxable interest to U.S. holders. Pre-issuance accrued interest will reduce the basis of the new notes owned by a U.S. holder.
      Payment of Interest. Interest on a new note generally will be includable in your income as ordinary income at the time the interest is received or accrued, in accordance with your regular method of accounting for United States federal income tax purposes.
      We are obligated to pay additional interest on the new notes under certain circumstances described in “Description of the New Notes — Registered Exchange Offer; Registration Rights.” Although the matter is not free from doubt, the additional interest should be taxable as ordinary income at the time it is received in accordance with your regular method of accounting for United States federal income tax purposes. It is possible, however, that the IRS might take a different position from that described above, in which case the timing and amount of income inclusion may be different from that described above. You should consult your own tax advisor about payments of additional interest.
      Disposition of the New Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a new note, you generally will recognize capital gain or loss equal to the difference between:

(1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent this amount is attributable to accrued interest income, which, as described above, is taxable as ordinary income) and

(2) your adjusted tax basis in the new note.
      Your adjusted tax basis in a new note generally will equal the amount you paid for the new note, less any principal payments received by you. The gain or loss will be long-term capital gain or loss if you held the new note for more than one year. Long-term capital gains of individuals, estates and trusts are generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to certain limitations.
      Information Reporting and Backup Withholding Tax. In general, information reporting requirements will apply to certain non-corporate United States Holders with respect to payments of interest on a new note and to the proceeds of the sale or other disposition of a new note, and a backup withholding tax also may apply to these payments. If you are such a United States Holder, you generally will be subject to backup withholding unless you provide to us or our paying agent a correct taxpayer identification number and certain other information, certified under penalties of perjury, or you otherwise establish an exemption.
      Any amounts withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.
United States Federal Income & Estate Taxation of Non-United States Holders
      Non-United States Holders. As used in this tax discussion, a non-United States Holder means any beneficial owner (other than a partnership) of a new note that is not a United States Holder. The rules governing the United States federal income and estate taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to the owners of a non-United States Holder that is a controlled foreign corporation or a passive foreign investment company and therefore subject to special treatment under the Code. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NEW NOTES, INCLUDING ANY REPORTING REQUIREMENTS.
      Payment of Interest. Generally, subject to the discussion in this prospectus under “Information Reporting and Backup Withholding Tax,” payments of interest on a new note will qualify for the “portfolio interest” exemption and, therefore, will not be subject to United States federal income tax or withholding tax, provided that this interest income is not effectively connected with a United States trade or business conducted by you and provided that you:

•	do not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	are not, for United States federal income tax purposes, a controlled foreign corporation related to us through stock ownership;

•	are not a bank receiving interest on a loan entered into in the ordinary course of your business within the meaning of Section 881(c)(3)(A) of the Code; and

•	appropriately certify as to your foreign status.
      You can generally meet the certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the new notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances. certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.
      Except to the extent that an applicable treaty otherwise provides, a non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business (or in the case of an applicable treaty, a permanent establishment) of the non-United States Holder. Effectively connected interest received by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax (unless derived through a partnership) if the non-United States Holder delivers IRS Form W-8ECI (or successor form) annually to us or our agent.
      Interest income of a non-United States Holder that is not effectively connected with a United States trade or business (or in the case of an applicable treaty, a permanent establishment) and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).
      Disposition of the New Notes. You will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a new note unless:

•	the gain is effectively connected with your conduct of a United States trade or business or in the case of an applicable tax treaty, attributable to your permanent establishment in the United States;

•	you are an individual who has been present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.
      Certain U.S. Federal Estate Tax Considerations for Non-United States Holders. A note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will generally not be includable in the decedent’s gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder’s death, payments with respect to that new note would not have been effectively connected with the holder’s conduct of a trade or business within the United States.

      Information Reporting and Backup Withholding Tax. Payments of interest on a new note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. United States backup withholding tax generally will not apply to payments of interest and principal on a new note to a non-United States Holder if the statement described in “Non-United States Holders — Payment of Interest” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person or does not qualify for the portfolio interest exemption.
      Information reporting requirements and backup withholding tax generally will not apply to the payment of the proceeds of the sale of a new note effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding, unless we have actual knowledge that you are a United States person) will apply to the payment of the proceeds of a sale of a new note effected outside the United States by a foreign office of a broker, if the broker:

•	is a United States person,

•	derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

•	is a controlled foreign corporation for United States federal income tax purposes, or

•	is a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or is a foreign partnership that is engaged in a trade or business in the United States, unless in any such case the broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.
      Payment of the proceeds of a sale of a new note by a United States office of a broker will be subject to both information reporting and backup withholding requirements, unless the beneficial owner of the new note provides the statement described in “Non-United States Holders — Payment of Interest” and the broker does not have actual knowledge or reason to know that the payee is a United States person, or otherwise establishes an exemption.
      Any amounts withheld under the backup withholding rules may be credited against the non-United States Holder’s United States federal income tax liability and any excess may be refundable, provided that the required information is provided to the IRS.
      THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
Our Tax Benefit for Interest Expense
      Our tax benefit for interest expense on the notes may be deferred or lost due to:

•	operating losses in the year of accrual; or

•	utilization of net operating losses, particularly those that might expire unused due to our interest expense deductions.

PLAN OF DISTRIBUTION
      Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.
      We believe that you may not transfer new notes issued under the exchange offer in exchange for the outstanding notes if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired outstanding notes directly from us; or

•	a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities unless you comply with the registration and prospectus delivery provisions of the Securities Act.
      If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described under “The Exchange Offer — Procedures for Tendering — Your Representations to Us” in this prospectus and in the letter of transmittal.
      Broker-dealers receiving new notes for their own account in the exchange offer in exchange for outstanding notes acquired as a result of market-making or other trading activities will be subject to a prospectus delivery requirement with respect to resales of the new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with the prospectus contained in the exchange offer registration statement. In the registration rights agreements, we have agreed to permit broker-dealers to use this prospectus in connection with the resale of new notes. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer that requests these documents. Any broker-dealer required to use this prospectus and any amendments or supplements to this prospectus for resales of the new notes should notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.
      We are entitled under the registration rights agreements to suspend the use of this prospectus by broker-dealers under specified circumstances. We may suspend the use of this prospectus if:

•	the SEC issues a stop order suspending the effectiveness of the registration statement to which this prospectus relates or initiates any proceedings for that purpose;

•	we receive notification with respect to the suspension of the qualification or exemption from qualification of the registration statement or any of the new notes to be sold by any broker-dealer for offer or sale in any jurisdiction, or the initiation or written threat of any proceeding for such purpose;

•	the happening of any event, the existence of any condition or any information becoming known that makes any statement made in the registration statement or this prospectus or any document incorporated or deemed to be incorporated herein by reference untrue in any material respect;

•	the happening of any event, the existence of any condition or any information becoming known that requires the making of any changes in or amendments or supplements to the registration statement, prospectus or documents so that, the registration statement or prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

•	a determination by us that a post-effective amendment to the registration statement would be appropriate; or

•	we determine, in our reasonable judgment, after consultation with counsel, that the continued use of the prospectus would require the disclosure of confidential information or interfere with any financing, acquisition, reorganization or other material transaction involving us.
      Broker-dealers are required to discontinue disposition of notes under the registration statement upon notice of any of the events described in the preceding paragraph. If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.
      We will not receive any proceeds from sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions either:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes;

•	or a combination of methods of resale.
      The prices at which these sales occur may be:

•	at market prices prevailing at the time of resale;

•	at prices related to prevailing market rates; or

•	at negotiated prices.
      Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning the Securities Act.
      We have agreed to pay all expenses incidental to the performance of our obligations with respect to the exchange offer, which does not include commissions and concessions of any broker or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreements.
LEGAL MATTERS
      The validity of the new notes will be passed upon for us by Porter & Hedges, L.L.P.
EXPERTS
      The information included in this prospectus regarding estimated quantities of reserves, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by Ryder Scott Company, L.P., independent petroleum engineers.
      Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and registration statement. Our consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov. In addition, we maintain a web site at www.petroquest.com that contains information about us, including links to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all related amendments.
      The information in the following documents is incorporated by reference and is considered to be a part of this prospectus. We have previously filed the following documents with the SEC and we are incorporating them by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 8, 2005 (File No. 000-19020);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, filed on May 9, 2005 and August 2, 2005, respectively (File No. 000-19020); and

•	Our Current Reports on Form 8-K, filed on March 30, 2005, April 5, 2005, April 7, 2005, April 13, 2005, April 22, 2005 (two reports of the same date), May 9, 2005 (two reports of the same date), May 11, 2005, June 2, 2005, June 3, 2005, June 6, 2005, June 17, 2005, July 5, 2005, July 13, 2005, August 2, 2005 and August 8, 2005 (File No. 000-19020) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).
      All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the expiration or termination of the exchange offer shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. Our web site and the information contained in it and connected to it shall not be deemed incorporated by reference into this prospectus.
      We will provide without charge, upon written or oral request, a copy of all the documents incorporated by reference in this prospectus. Any such request should be directed to PetroQuest Energy, Inc., 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508, Attention: Corporate Secretary, telephone number: (337) 232-7028.
FORWARD-LOOKING STATEMENTS
      The information discussed in this prospectus, our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and natural gas production, the number of anticipated wells to be drilled after the date hereof, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “expect,” “estimate,” “project,” “plan,” “believe,” “achievable,” “anticipate” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	the timing and success of our drilling activities;

•	the volatility of prices and supply of, and demand for, oil and gas;

•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

•	our ability to successfully identify, execute or effectively integrate future acquisitions;

•	the usual hazards associated with the oil and gas industry (including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards);

•	our ability to effectively market our oil and natural gas;

•	the effectiveness of our hedging transactions;

•	the availability of rigs, equipment, supplies and personnel;

•	our ability to acquire or discover additional reserves;

•	our ability to satisfy future capital requirements;

•	changes in regulatory requirements;

•	the credit risks associated with our customers;

•	economic and competitive conditions;

•	our ability to retain key members of our senior management and key employees;

•	uninsured judgments or a rise in our insurance premiums;

•	continued hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage; and

•	underlying assumptions prove incorrect.
      Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC that are incorporated by reference herein and in the section entitled “Risk Factors” included elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and in the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

GLOSSARY OF TERMS
      The terms defined in this section are used throughout this prospectus:

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or other liquid hydrocarbons.

Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Completion. The installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Farm-in or farm-out. An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”

Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

MBbls. Thousand barrels of crude oil or other liquid hydrocarbons.

Mcf. Thousand cubic feet of natural gas.

Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

MMcf. Million cubic feet of natural gas.

MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Net acres or net wells. The sum of the fractional working interest owned in gross acres or wells, as the case may be.

Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production to market.

Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

[Outside Back Cover of Prospectus]
      Until                     , 2005, all dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      Section 145 of the General Corporation Law of Delaware, commonly referred to as the DGCL, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.
      In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).
      The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.
      As permitted by the DGCL, our bylaws provide that we will indemnify our directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, our certificate of incorporation, indemnifies our directors, officers, employees, and agents to the maximum extent permitted by the DGCL. We have also entered into indemnification agreements with our officers and directors providing for indemnification to the maximum extent permitted under the DGCL. We have director and officer liability insurance policies that provide coverage of up to $15 million.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits. The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit
No.	Description of Exhibit

4.1	Indenture, dated May 11, 2005, among PetroQuest Energy, Inc., PetroQuest Energy, L.L.C., the Subsidiary Guarantors identified therein, and The Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 11, 2005).

4.2	Registration Rights Agreement dated May 11, 2005, among PetroQuest Energy, Inc., PetroQuest Energy, L.L.C., the Subsidiary Guarantors identified therein and the Initial Purchasers (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 11, 2005).

Exhibit
No.		Description of Exhibit

4.3		Registration Rights Agreement dated June 17, 2005, among PetroQuest Energy, Inc., PetroQuest Energy, L.L.C., the Subsidiary Guarantors identified therein and the Initial Purchaser (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 17, 2005).

5	.1(1)	Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.

8	.1(1)	Opinion of Porter & Hedges, L.L.P. with respect to certain tax matters.

12	.1(1)	Statement showing computation of ratios of earnings to fixed charges.

21	.1(1)	Subsidiaries of the Company.

23	.1(1)	Consent of Ernst & Young, LLP, New Orleans, Louisiana.

23	.2(1)	Consent of Ryder Scott Company, L.P.

23.3		Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

24.1		Power of Attorney (contained in signature page).

25	.1(1)	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A.

99	.1(1)	Form of Letter to Depository Trust Company.

99	.2(1)	Form of Letter to Clients.

99	.3(1)	Form of Notice of Guaranteed Delivery.

99	.4(1)	Form of Letter of Transmittal.

(1)	Filed herewith.
      (b) Financial Statement Schedules. None.

Item 22.	Undertakings.
      (a) The undersigned registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of Louisiana, on the 9th day of August, 2005.

PETROQUEST ENERGY, INC.

By:	/s/ Charles T. Goodson

Charles T. Goodson
Chairman, Chief Executive
Officer and President
POWER OF ATTORNEY AND SIGNATURES
      We the undersigned officers and directors of PetroQuest Energy, Inc., hereby, severally constitute and appoint Charles T. Goodson, Michael O. Aldridge and Daniel G. Fournerat each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable PetroQuest Energy, Inc to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles T. Goodson Charles T. Goodson	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	August 9, 2005

/s/ Michael O. Aldridge Michael O. Aldridge	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	August 9, 2005

/s/ Michael L Finch Michael L Finch	Director	August 9, 2005

/s/ W. J. Gordon, III W. J. Gordon, III	Director	August 9, 2005

Signature	Title	Date

/s/ Charles F. Mitchell, II Charles F. Mitchell, II	Director	August 9, 2005

/s/ E. Wayne Nordberg E. Wayne Nordberg	Director	August 9, 2005

/s/ William W. Rucks, IV William W. Rucks, IV	Director	August 9, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of Louisiana, on the 9th day of August, 2005.

PETROQUEST ENERGY, L.L.C.

By:	/s/ Charles T. Goodson

Charles T. Goodson
Chairman, Chief Executive
Officer and President
POWER OF ATTORNEY AND SIGNATURES
      We the undersigned officers and directors of PetroQuest Energy, L.L.C, hereby, severally constitute and appoint Charles T. Goodson, Michael O. Aldridge and Daniel G. Fournerat each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable PetroQuest Energy, L.L.C to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles T. Goodson Charles T. Goodson	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	August 9, 2005

/s/ Michael O. Aldridge Michael O. Aldridge	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	August 9, 2005

/s/ Arthur M. Mixon, III Arthur M. Mixon, III	Director	August 9, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of Louisiana, on the 9th day of August, 2005.

PITTRANS, INC.

By:	/s/ Charles T. Goodson

Charles T. Goodson
Chairman, Chief Executive
Officer and President
POWER OF ATTORNEY AND SIGNATURES
      We the undersigned officers and directors of Pittrans, Inc., hereby, severally constitute and appoint Charles T. Goodson, Michael O. Aldridge and Daniel G. Fournerat each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Pittrans, Inc to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles T. Goodson Charles T. Goodson	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	August 9, 2005

/s/ Michael O. Aldridge Michael O. Aldridge	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	August 9, 2005

/s/ Arthur M. Mixon, III Arthur M. Mixon, III	Director	August 9, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of Louisiana, on the 9th day of August, 2005.

TDC ENERGY LLC

By:	/s/ Charles T. Goodson

Charles T. Goodson
Chairman, Chief Executive
Officer and President
POWER OF ATTORNEY AND SIGNATURES
      We the undersigned officers and directors of TDC Energy LLC hereby, severally constitute and appoint Charles T. Goodson, Michael O. Aldridge and Daniel G. Fournerat each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable TDC Energy LLC to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles T. Goodson Charles T. Goodson	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	August 9, 2005

/s/ Michael O. Aldridge Michael O. Aldridge	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	August 9, 2005

/s/ Arthur M. Mixon, III Arthur M. Mixon, III	Director	August 9, 2005

EXHIBIT INDEX

Exhibit
No.		Description of Exhibit

4.1		Indenture, dated May 11, 2005, among PetroQuest Energy, Inc., PetroQuest Energy, L.L.C., the Subsidiary Guarantors identified therein, and The Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 11, 2005).

4.2		Registration Rights Agreement dated May 11, 2005, among PetroQuest Energy, Inc., PetroQuest Energy, L.L.C., the Subsidiary Guarantors identified therein and the Initial Purchasers (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 11, 2005).

4.3		Registration Rights Agreement dated June 17, 2005, among PetroQuest Energy, Inc., PetroQuest Energy, L.L.C., the Subsidiary Guarantors identified therein and the Initial Purchaser (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 17, 2005).

5	.1(1)	Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.

8	.1(1)	Opinion of Porter & Hedges, L.L.P. with respect to certain tax matters.

12	.1(1)	Statement showing computation of ratios of earnings to fixed charges.

21	.1(1)	Subsidiaries of the Company.

23	.1(1)	Consent of Ernst & Young, LLP, New Orleans, Louisiana.

23	.2(1)	Consent of Ryder Scott Company, L.P.

23.3		Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

24.1		Power of Attorney (contained in signature page).

25	.1(1)	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A.

99	.1(1)	Form of Letter to Depository Trust Company.

99	.2(1)	Form of Letter to Clients.

99	.3(1)	Form of Notice of Guaranteed Delivery.

99	.4(1)	Form of Letter of Transmittal.

(1)	Filed herewith.